Exhibit 99.1

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of April 8, 2010

among

AMR HOLDCO, INC.

and

EMCARE HOLDCO, INC.,

as Co-Borrowers

and

EMERGENCY MEDICAL SERVICES L.P.,

as Parent Guarantor,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender,

 L/C Issuer and Collateral Agent,

The Other Lenders Party Hereto,

BANC OF AMERICA SECURITIES LLC,

J.P. MORGAN SECURITIES INC.

and

BARCLAYS CAPITAL,

as Joint Lead Arrangers and Joint Bookrunning Managers,

JPMORGAN CHASE BANK, N.A.

and

BARCLAYS CAPITAL,

as Syndication Agents,

and

ING CAPITAL LLC

and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

CRÉDIT INDUSTRIEL ET COMMERCIAL,

DNB NOR BANK ASA,

HSBC BANK USA, NATIONAL ASSOCIATION,

RAYMOND JAMES BANK, FSB,

THE BANK OF NOVA SCOTIA

and

UNION BANK, N.A.,

as Managing Agents

i

5.09	Environmental Matters
5.10	Insurance
5.11	Tax
5.12	ERISA Matters
5.13	Subsidiaries and Other Equity Investments
6.16	Post-Closing Collateral Matters
7.01	Existing Liens
7.02	Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Committed Loan Notice
Exhibit B	Form of Swing Line Loan Notice
Exhibit C-1	Form of Term Loan Note
Exhibit C-2	Form of Revolving Loan Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F-1	Form of Parent Guaranty
Exhibit F-2	Form of Subsidiary Guaranty
Exhibit G	Form of Security Agreement
Exhibit H	Form of Perfection Certificate
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Mortgage
Exhibit K	Form of Joinder Agreement
Exhibit L	Form of Letter Agreement
Exhibit M	Loan Auction Procedures

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 8, 2010, among AMR HOLDCO, INC., a Delaware corporation (“AMR Holdco”), EMCARE HOLDCO, INC., a Delaware corporation (“EmCare Holdco”; each of AMR Holdco and EmCare Holdco is herein referred to as a “Borrower” and, together, as the “Borrowers”), EMERGENCY MEDICAL SERVICES L.P., a Delaware limited partnership (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and Collateral Agent, BANC OF AMERICA SECURITIES LLC, J.P. MORGAN SECURITIES INC. and BARCLAYS CAPITAL, as Joint Lead Arrangers and Joint Bookrunning Managers, JPMORGAN CHASE BANK, N.A. and BARCLAYS CAPITAL, as Syndication Agents, ING CAPITAL LLC and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents, and CRÉDIT INDUSTRIEL ET COMMERCIAL, DNB NOR BANK ASA, HSBC BANK USA, NATIONAL ASSOCIATION, RAYMOND JAMES BANK, FSB, THE BANK OF NOVA SCOTIA and UNION BANK, N.A., as Managing Agents.

The Borrowers and Holdings have requested that (a) the Term Loan Lenders make Term Loans to the Borrowers in an aggregate principal amount of $425,000,000 to refinance certain existing indebtedness of the Borrowers and to pay fees and expenses incurred in connection with the Transactions and (b) from time to time, the Revolving Loan Lenders lend to the Borrowers and the L/C Issuer issue Letters of Credit for the account of the Borrowers under a $150,000,000 revolving credit facility for the Borrowers.

The applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes the Borrowers’ reasonable estimate of any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.

“Additional Loans Effective Date” has the meaning specified in Section 2.14(b).

“Additional Loans Joinder Agreement” has the meaning specified in Section 2.14(b).

“Additional Lender” has the meaning specified in Section 2.14(a).

“Additional Revolving Loans” means any loans made in respect of any Additional Revolving Loan Commitments that shall have been added pursuant to Section 2.14.

“Additional Revolving Loan Commitments” means the commitments of the Additional Revolving Loan Lenders to make Additional Revolving Loans pursuant to Section 2.14 has the meaning specified in Section 2.14(a).

“Additional Revolving Loan Lenders” means the lenders providing the Additional Revolving Loan Commitments.

“Additional Term Loans” has the meaning specified in Section 2.14(a).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter, dated April 8, 2010, among the Borrowers and the Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agents, the Co-Documentation Agents and the Managing Agents; and “Agent” shall mean any of them.

“Aggregate Commitments” means, collectively, the Aggregate Revolving Loan Commitments and the Aggregate Term Loan Commitments.

“Aggregate Revolving Loan Commitments” means the Revolving Loan Commitments of all of the Revolving Loan Lenders.

“Aggregate Term Loan Commitments” means the Term Loan Commitments of all of the Term Loan Lenders.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“AMR” means American Medical Response, Inc., a Delaware corporation.

“AMR Holdco” has the meaning specified in the introductory paragraphs hereto.

“Anti-Terrorism Laws” has the meaning specified in Section 5.20.

“Applicable Rate” means, with respect to both the Revolving Loans and the Term Loans, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the first fiscal quarter ending at least six months after the Closing Date, 2.00% per annum for Base Rate Loans and 3.00% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Total Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
1	>1.20:1	3.00%	2.00%
2	<1.20:1	2.75%	1.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply in respect of the Term Loans and the Revolving Loans as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered, at which time the Applicable Rate shall be determined based on such Compliance Certificate.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Loan Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Loan Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC, J.P. Morgan Securities Inc. and Barclays Capital, in their respective capacities as joint lead arrangers and joint bookrunning managers.

“Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property excluding sales of inventory and dispositions of Cash Equivalents, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in the case of clauses (a) and (b) of this definition, to any person other than (i) the Borrowers, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 7.05, any other Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Auction Manager” has the meaning specified in Section 2.18(a).

“Auction Notice” means an auction notice given by the Borrowers in accordance with the Auction Procedures with respect to a Purchase Offer.

“Auction Procedures” means the auction procedures with respect to Purchase Offers set forth in Exhibit M hereto.

“Audited Financial Statements” means the audited consolidated balance sheet of Emergency Medical Services Corporation and its Subsidiaries for the fiscal year ended December 31, 2009 and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal year of Emergency Medical Services Corporation and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Aggregate Revolving Loan Commitments pursuant to Section 2.06(a) and (c) the date of termination of the Commitment of each Revolving Loan Lender (including each Swing Line Lender) to make Revolving Loans (including Swing Line Loans) and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to (i) as it relates to Term Loans, the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the Business Day immediately preceding such day) plus 100 basis points and (ii) as it relates to Revolving Loans, the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Term Loan” means a Term Loan that is a Base Rate Loan.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraphs hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Term Loan Borrowing, a Revolving Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Call Option” has the meaning specified in Section 6.11.

“Capital Expenditures” means, for any Person for any period, the sum of all expenditures made by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefore or additions thereto, that should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.05(e) or reinvestments as contemplated by Section 2.05(c)(ii), (ii) any such portion of such increase attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions and (iii) expenditures made with the proceeds of Excluded Issuances.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or Cash Account.

“Cash Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as to any Person, (a) United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks); (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (c) time deposit accounts, term deposit accounts, money market deposit accounts, bankers acceptances, eurodollar time deposits, time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (b) above entered into with any bank meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (f) investments in money market funds substantially all of whose assets are comprised of investments of the types described in clauses (a) through (e) above; (g) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a)-(f) of this definition; and (h) solely with respect to any Insurance Subsidiary, any investment that Person is permitted to make in accordance with applicable law.

“Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, less, without duplication, the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash, clause (f) of the definition of Consolidated Interest Expense, (c) gross interest income of Holdings and its Subsidiaries (excluding interest income on finance receivables) for such period, (d) any other non-cash items that would otherwise be included in Consolidated Interest Expense and (e) any cash items related to the Transactions that would otherwise be included in Consolidated Interest Expense that are capitalized and amortized in a future period.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services, credit card or purchase card services and other cash management arrangements.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender and is party to a Cash Management Agreement with a Loan Party.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           Holdings at any time ceases to directly own 100% of the Equity Interests of either Borrower or the Borrowers cease to directly own 100% of the Equity Interests of each of AMR and EmCare or EMSC ceases to be the general partner of Holdings; or

(b)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Sponsors, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of EMSC representing (i) more than 35% of the voting power of the total outstanding Voting Stock of EMSC, and (ii) more voting power than the voting power represented by the Voting Stock of EMSC beneficially owned, directly or indirectly, by the Sponsors; or

(c)           during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of EMSC (together with any new directors (x) whose election by the EMSC board of directors or whose nomination for election by the equityholders of EMSC were approved by a vote of a majority of the board of directors of EMSC then in office who were either directors at the beginning of such period or whose election or nomination for election were previously approved as contemplated by this clause (x) or by clause (y) or (y) who were nominated for election by the Sponsors) cease for any reason to constitute a majority of the board of directors of EMSC; provided that a Change of Control shall not be deemed to have occurred under this clause (c) if and for so long as the Sponsors have the power to elect a majority of the EMSC board of directors; or

(d)           the occurrence of a “Change in Control” (or similar event, however denominated), as defined in any indenture or agreement in respect of Indebtedness of the Borrowers with a principal amount in excess of the Threshold Amount, shall have occurred.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Loan Lenders or Term Loan Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Loan Commitments or Term Loan Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are (i) Revolving Loans or Term Loans or (ii) Term Loans or Additional Term Loans, as the context requires.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Co-Documentation Agents” means ING Capital LLC and U.S. Bank National Association, in their capacity as co-documentation agents.

“Collateral” means, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Commitment” means, as to each Lender, such Lender’s Revolving Loan Commitment or Term Loan Commitment, or both of them, as the case may be.

“Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Loan Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be executed by both Borrowers and substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Information Memorandum” means that certain confidential information memorandum with respect to the Borrowers dated March 2010.

“Consolidated Amortization Expense” means, for any period, the amortization expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” means, for any period, the depreciation expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income:

(a)           Consolidated Interest Expense for such period,

(b)           Consolidated Amortization Expense for such period,

(c)           Consolidated Depreciation Expense for such period,

(d)           Consolidated Tax Expense for such period,

(e)           management fees paid for such period pursuant to the Management Agreement in compliance with Section 7.08, and

(f)            the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(y) subtracting therefrom (i) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue or recording of receivables in the ordinary course of business and (B) the reversal of any accrual of a reserve referred to clause (f) of this definition) for such period and (ii) gross interest income of Holdings and its Subsidiaries (excluding interest income on finance receivables) for such period.

Consolidated EBITDA shall be calculated to exclude the consolidated net income of any Subsidiary of Holdings that is not a Guarantor except to the extent of the amount of dividends or distributions actually paid in cash to Holdings during such period.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sale (other than any disposition in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

For purposes of determining compliance with Section 7.11, any equity contribution (which such equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Lenders) made to Holdings by partner(s) of Holdings after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrowers, be included in the calculation of EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) no more than four Specified Equity Contributions shall be made during the term of this Agreement, (b) in any four fiscal quarter period, no more than two Specified Equity Contributions shall be made, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdings to be in compliance with the financial covenants, (d) no debt repaid with the proceeds of any such Specified Equity Contribution shall be deemed repaid for purposes of calculating any leverage ratio for the period in respect of which such contribution was made and (e) as set forth in Section 2.05(g), not later than five Business Days following the receipt by Holdings of Net Cash Proceeds from a Specified Equity Contribution, the Borrowers shall permanently repay Term Loans, applied as set forth in Section 2.05(h).

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period less the amount of Capital Expenditures for such Test Period that are not financed through the incurrence of Indebtedness (other than borrowings of Revolving Loans) to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of

(a)           Cash Interest Expense for such period;

(b)           all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period); and

(c)           the principal amount of all scheduled amortization payments on all Indebtedness of Holdings and its Subsidiaries for such period (as determined on the first day of the respective period).

For purposes of this definition of “Consolidated Fixed Charges,” Consolidated Fixed Charges shall not include Consolidated Fixed Charges with respect to Non-Recourse Indebtedness of any Foreign Subsidiary none of whose consolidated net income is included in the calculation of Consolidated EBITDA pursuant to the second paragraph of the definition of “Consolidated EBITDA.”

“Consolidated Indebtedness” means, as at any date of determination, the aggregate amount of all Indebtedness and all L/C Obligations of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding Indebtedness of Holdings and its Subsidiaries of the type referred to in clause (b) or (c) of the definition of “Indebtedness.”

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)           imputed interest on Attributable Indebtedness of Holdings and its Subsidiaries for such period;

(b)           commissions, discounts and other fees and charges owed by Holdings or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Holdings or any of its Subsidiaries for such period;

(d)           all interest paid or payable with respect to discontinued operations of Holdings or any of its Subsidiaries for such period;

(e)           the interest portion of any deferred payment obligations of Holdings or any of its Subsidiaries for such period;

(f)            all interest on any Indebtedness of Holdings or any of its Subsidiaries of the type described in clause (e) of the definition of “Indebtedness” for such period, but only to the extent actually paid or payable by Holdings or any of its Subsidiaries;

provided that Consolidated Interest Expense shall be calculated after giving effect to Swap Contracts (including associated costs), but excluding unrealized gains and losses with respect to Swap Contracts.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished since the first day of the relevant Test Period in connection with any Permitted Acquisition and Asset Sale (other than any disposition in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)           the net income (or loss) of any person (other than a Subsidiary of Holdings) in which any person other than Holdings and its Subsidiaries has an ownership interest,

except to the extent that cash in an amount equal to any such income has actually been received by Holdings or any of its Subsidiaries during such period;

(b)           any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Holdings or any of its Subsidiaries upon any Asset Sale (other than any disposition in the ordinary course of business) by Holdings or any of its Subsidiaries;

(c)           gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(d)           earnings resulting from any reappraisal, revaluation or write-up of assets, except to the extent previously written down;

(e)           unrealized gains and losses with respect to Swap Contracts for such period; and

(f)            any extraordinary or non-recurring gain (or loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Holdings or any of its Subsidiaries during such period.

“Consolidated Net Indebtedness” means, as at any date of determination, the aggregate amount of (i) all Indebtedness of Holdings and its Subsidiaries (excluding Indebtedness of Holdings and its Subsidiaries of the type referred to in clause (b) or (c) of the definition of “Indebtedness”) and (ii) all Unreimbursed Amounts (including all L/C Borrowings), less the amount of Unrestricted Cash, as of such date of determination determined on a consolidated basis in accordance with GAAP.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Holdings and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, indenture, mortgage, deed of trust or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 7.03).

“Debt Service” means, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness for such period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate then in effect for Revolving Loans bearing interest at the Eurodollar Rate plus 2.0% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, except where such Lender has a good faith dispute as to its obligation to fund under such other agreements and has provided written notice thereof to the Administrative Agent (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day following the Term Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the 91st day following the Term Loan Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding) other than repurchase obligations with respect to Holdings’ common Equity Interests issued to employees, officers and directors of Holdings and its Subsidiaries which provide that any repurchase obligation shall not be effective during the continuance of an Event of Default or if such repurchase of Holdings’ Equity Interests would not otherwise be permitted by this Agreement or would result in an Event of Default under this Agreement; provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day following the Term Loan Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding).

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of all or a portion of a Revolving Loan Commitment or Revolving Loans, or both, as the case may be, (A) the L/C Issuer and (B) the Swing Line Lender, (iii) in the case of any assignment of all or a portion of a Revolving Loan Commitment or Revolving Loans, or both, as the case may be, unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, other than acquisitions or repurchases of Term Loans or Additional Term Loans by the Borrowers pursuant to Purchase Offers under Section 2.18, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

“EmCare” means EmCare Holdings Inc., a Delaware corporation.

“EmCare Holdco” has the meaning specified in the introductory paragraph hereto.

“Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by either Borrower or a Subsidiary, or with respect to which either Borrower or a Subsidiary could incur liability.

“EMSC” means Emergency Medical Services Corporation.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” means any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resource damage or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” means any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with either Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by either Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by either Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon either Borrower or any ERISA Affiliate; (g) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to either Borrower.

“Eurodollar Rate” means:  (a) for any Interest Period with respect to a Eurodollar Rate Loan, (i) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which Dollar deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank eurodollar market for such currency at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period or (b) for any interest calculation with respect to a Base Rate Loan on any date, (i) the rate per annum equal to BBA LIBOR, at approximately 11:00 a.m. (London time), determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the  Eurodollar Rate.

“Eurodollar Rate Revolving Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Term Loan” means a Term Loan that is a Eurodollar Rate Loan.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a)           Debt Service for such Excess Cash Flow Period;

(b)           permanent repayments (together with, in the case of a revolving credit commitment, permanent commitment reductions and other than prepayments deducted pursuant to Section 2.05(f)) of Indebtedness (so long as not already reflected in Debt Service) made with cash (other than with cash from refinancings of Indebtedness)  by Holdings and its Subsidiaries during such Excess Cash Flow Period;

(c)           Capital Expenditures during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered with respect to such Capital Expenditures) that are paid in cash;

(d)           Capital Expenditures that Holdings or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Holdings shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Holdings and certifying that such Capital Expenditures will be made in the following Excess Cash Flow Period;

(e)           the aggregate amount of investments made in cash during such period pursuant to Sections 7.02(b), 7.02(f), 7.02(j), 7.02(l) and 7.02(m);

(f)            taxes (and any related interest or penalties) of Holdings and its Subsidiaries that were paid in cash during such Excess Cash Flow Period or will be paid within six months after the end of such Excess Cash Flow Period and for which reserves have been established;

(g)           Permitted Tax Distributions that are paid during the respective Excess Cash Flow Period or will be paid within six months after the close of such Excess Cash Flow Period;

(h)           the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(i)            if not deducted in determining Consolidated EBITDA, the management fee paid during such Excess Cash Flow Period pursuant to the Management Agreement in compliance with Section 7.08;

(j)            losses excluded from the calculation of Consolidated Net Income by operation of clause (b) or (f) of the definition thereof that are paid in cash during such Excess Cash Flow Period; and

(k)           payments and capital contributions made to any Insurance Subsidiary to comply with capital regulatory requirements or other independent third party business or regulatory requirements, in each case complying with Section 7.08 and to the extent such payments have not otherwise reduced Consolidated Net Income;

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i)            the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii)           all proceeds received during such Excess Cash Flow Period of any Indebtedness to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings and all proceeds received during such Excess Cash Flow Period from any Excluded Issuances to the extent used to finance any Capital Expenditure);

(iii)          to the extent any permitted Capital Expenditures referred to in clause (d) above do not occur in the Excess Cash Flow Period specified in the certificate of Holdings provided pursuant to clause (d) above, such amounts of Capital Expenditures that were not so made in the Excess Cash Flow Period specified in such certificates;

(iv)          any return on or in respect of Investments received in cash during such period, which Investments were made pursuant to Sections 7.02(b), (f), (j), (l) and (m);

(v)           income or gain excluded from the calculation of Consolidated Net Income by operation of clause (c) or (f) of the definition thereof that is realized in cash during such Excess Cash Flow Period (except to the extent such gain is subject to Sections 2.05(c), (d) or (e)); and

(vi)          if deducted in the computation of Consolidated EBITDA, interest income.

“Excess Cash Flow Period” means each twelve consecutive fiscal month period of Holdings, commencing with the twelve consecutive fiscal month period beginning January 1, 2010 and ending on the last day of each fiscal year of Holdings.

“Excluded Account” means (i) any Deposit Account or Securities Account (as such terms are defined in the Security Agreement) the balance of which is transferred at the end of each day to a Deposit Account or Securities Account that is subject to the Collateral Agent’s Control (as defined in the Security Agreement) as required by the Security Agreement, (ii) payroll accounts, (iii) any Deposit Account or Securities Account of a Foreign Subsidiary, (iv) any Deposit Account or Securities Account established by any letter of credit issuer or its Affiliate that provides a letter of credit permitted by Section 7.03(o) to secure such letter of credit obligations and (v) any Deposit Account in which the balance thereof, together with the balance of all other Deposit Accounts excluded pursuant to this clause (v), at no time exceeds $2,000,000 in the aggregate.

“Excluded Issuance” means an issuance and sale of Qualified Capital Stock of Holdings or EMSC to employees, directors and officers of the Loan Parties in an aggregate amount not to exceed $5,000,000 in net cash proceeds from the Closing Date to the date of determination (net of amounts received by Holdings or EMSC, as applicable, pursuant to Section 7.06(h)).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or is otherwise subject to such Taxes by reason of a connection with such jurisdiction without regard to any connection deemed to arise by reason of the transactions contemplated hereby or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which either Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a); provided that this clause (c) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.13.

“Executive Order” has the meaning specified in Section 5.20.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 10, 2005 (as amended by Amendment No. 1 dated March 29, 2005, and as further amended by Amendment No. 2, dated March 7, 2007, and as may be further amended, supplemented or otherwise modified from time to time) by and among the Borrowers, Holdings, the subsidiaries of each of the Borrowers party thereto, Bank of America, N.A. as administrative agent and the other lenders from time to time party thereto.

“Existing Letters of Credit” means letters of credit listed on Schedule 2.03, which were issued under the Existing Credit Agreement and are outstanding on the Closing Date.

“Extraordinary Receipts” means any receipt by Holdings or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property, excluding any cash receipts obtained in the ordinary course of business.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which either Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any direct or indirect Subsidiary of either Borrower which is not organized under the laws of the United States, any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government

(including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” means any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property to be sold, leased, mortgaged, assigned or transferred.

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), excluding endorsements or instruments for deposit or collection in the ordinary course of business, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee (i) shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith and (ii) in the case of any Indebtedness or other obligation which is not assumed by such Person as set forth in clause (b) of the previous sentence, shall not exceed the fair market value of the assets securing such Indebtedness or other obligation.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and each existing and future direct and indirect Subsidiary of either Borrower, other than (i) any Foreign Subsidiary and (ii) any Insurance Subsidiary.

“Guaranty” means, collectively, the Parent Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract with a Loan Party, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of Holdings that had less than $500,000 in consolidated total assets and generated less than $500,000 in consolidated revenues for the four quarters ending on the last day of the most recent period at the end of which financial statements were required to be delivered pursuant to Section 6.01(a) or (b); provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have had aggregate consolidated total assets in excess of $2,500,000 or generated $2,500,000 or more of consolidated total revenues for such four fiscal quarters, in each case determined in accordance with GAAP.

“Improvements” means all on-site and off-site improvements to the Property, constructed on the Property, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Property and/or in such improvements.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract to the extent required to be reflected on a balance sheet prepared in accordance with GAAP;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than 90 days after its stated due date (except for trade accounts contested in good faith) and other than accrued liabilities);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse but, in the case of Indebtedness which is not assumed by such Person, limited to the fair market value of such property;

(f)            Capital Lease Obligations and Synthetic Lease Obligations; provided that all such obligations which are limited in recourse to the property subject to such Capital Lease or Synthetic Lease shall be included in Indebtedness only to the extent of the fair market value of such property on a balance sheet in conformity with GAAP;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  In no event will obligations in respect of Capital Stock constitute Indebtedness hereunder except as provided in clause (g) above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.07 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Insurance Subsidiary” means any Subsidiary of a Borrower (including, without limitation, EMCA Insurance Company Ltd.) that is engaged solely in the medical malpractice insurance business, workers compensation and other insurance business for the underwriting of insurance policies for, or for the benefit of, Holdings and its Subsidiaries and Related Professional

Corporations and those employees, officers, directors and contractors of the foregoing Persons who provide professional medical services to patients.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Loan Maturity Date or Term Loan Maturity Date, as the case may be; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Loan Maturity Date or Term Loan Maturity Date, as the case may be.

“Interest Period” means, as to each Eurodollar Rate Loan, (i) the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Committed Loan Notice or (ii) the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date nine or twelve months thereafter, as selected by the Borrowers in their Committed Loan Notice and consented to by all the Lenders; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Revolving Loan Maturity Date, in the case of an Interest Period applicable to Revolving Loans, or the Term Loan Maturity Date, in the case of an Interest Period applicable to Term Loans.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other equity interests of another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment less the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than Borrower or another Subsidiary of Borrower) in connection with the sale of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and either Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit K.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Loan Lender, such Revolving Loan Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $75,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Loan Commitments.  Letters of Credit which increase by their terms shall not be permitted hereunder.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property).

“Loan” means an extension of credit by a Lender to either Borrower under Article II in the form of a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, each Issuer Document, the Administrative Agent Fee Letter, the Security Documents and the Guaranty.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreement” means the management agreement dated as of February 10, 2005 among the Borrowers and Onex Partners Manager LP, as such agreement may be amended and in effect from time to time in accordance with its terms and this Agreement.

“Managing Agents” means Crédit Industriel et Commercial, DnB NOR Bank ASA, HSBC Bank USA, National Association, Raymond James Bank, FSB, The Bank of Nova Scotia and Union Bank, N.A., in their capacity as managing agents.

“Material Adverse Effect” means (a) a material adverse effect on the business, financial condition or results of operations of (x) the Borrowers and their Subsidiaries taken as a whole or (y) Holdings and its Subsidiaries taken as a whole; or (b) a material and adverse effect on the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Maximum Rate” has the meaning specified in Section 10.09.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit J or other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.13(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Motor Vehicles” means all trucks, trailers, tractors, service vehicles, automobiles and other vehicles of the Loan Parties the ownership of which is required to be registered with a Governmental Authority.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrowers or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling fees, costs, commissions and expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Borrowers’ good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)           with respect to any Debt Issuance or Specified Equity Contribution, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)           with respect to any Extraordinary Receipts, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with (i) the collection of such proceeds, awards or other compensation in respect of such Extraordinary Receipts and (ii) the preparation of assets for transfer upon a taking or condemnation.

“Net Working Capital” means, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New Additional Lender” has the meaning specified in Section 2.14(a).

“Non-Recourse Indebtedness” means Indebtedness of a Foreign Subsidiary:

(1)           as to which none of Holdings or any other Loan Party:

(a)           provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

(b)           is directly or indirectly liable (as a guarantor or otherwise), or

(c)           constitutes the lender or purchaser, and

(2)           no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a Foreign Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than this Agreement) of any of Holdings or any other Loan Party to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note” means a Revolving Loan Note or a Term Loan Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and including all obligations under any Swap Contract of any Loan Party to which a Lender or any Affiliate of such Lender is a party that is permitted to be incurred pursuant to Section 7.03(d) and all obligations under any Secured Cash Management Agreement.

“OFAC” has the meaning specified in Section 5.20.

“OID” has the meaning specified in Section 2.14(a).

“On” or “on,” when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about.”

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date; (b) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans occurring on such date; (c) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (d) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Outstanding Term Loans” has the meaning specified in Section 2.14(a).

“Outstanding Revolving Loans” has the meaning specified in Section 2.14(a).

“Parent Guaranty” means the Parent Guaranty made by Holdings in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-1.

“Participant” has the meaning specified in Section 10.06(d).

“Patient Receivables” means, with respect to any Loan Party or any Subsidiary thereof, the patient accounts of such Loan Party or Subsidiary existing or hereafter created, any and all rights to receive payments due on such accounts from any obligor or other third-party payor under or in respect of such accounts (including, without limitation, all insurance companies, Blue Cross/Blue Shield, Medicare, Medicaid and health maintenance organizations), and all proceeds of or in any way derived, whether directly or indirectly, from any of the foregoing (including, without limitation, all interest, finance charges and other amounts payable by an obligor in respect thereof).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act, and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrowers and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means, collectively, the certificates in the form of Exhibit H or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time in a form approved by the Collateral Agent in its reasonable discretion.

“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of in excess of 50% of the Equity Interests of any Person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i)            no Default then exists or would result therefrom;

(ii)           after giving effect to such transaction on a Pro Forma Basis, the Borrowers shall be in compliance with all covenants set forth in Section 7.11 as of the most recent Test Period (assuming, for purposes of Section 7.11, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 7.11 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

(iii)          none of Holdings or its Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired except to the extent same is not prohibited from being incurred under this Agreement, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by Holdings or any of its Subsidiaries hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iv)          the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrowers and their Subsidiaries are permitted to be engaged in under Section 7.07 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents (to the extent required therein or herein) and shall be free and clear of any Liens, other than Permitted Liens;

(v)           the board of directors (or similar managing body) of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)          all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(vii)         with respect to any transaction involving Acquisition Consideration of more than $50,000,000, the Borrowers shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person (and if the Permitted Acquisition is for less than substantially all of the Equity Interests of such Person, pro forma historical financial statements of Holdings that account for such Permitted Acquisition) or business to be acquired (audited if available, and in the case of a transaction involving Acquisition Consideration in excess of $50,000,000, audited unless obtaining such audits would cause undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, including in each case footnotes thereto, (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for the Borrowers after giving effect to such transaction, (C) a reasonably detailed description of the Equity Interests or assets to be acquired and the location of all such assets, a reasonably detailed description of all material documentation relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders; and

(viii)        at least five Business Days prior to the proposed date of consummation of any transaction involving Acquisition Consideration of more than $25,000,000, the Borrowers shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted Liens” has the meaning assigned to such term in Section 7.01.

“Permitted Tax Distributions” means payments, dividends or distributions by either Borrower to Holdings or EMSC in order to pay consolidated or combined federal, state or local taxes not payable directly by such Borrower or any of its Subsidiaries which payments by such Borrower are not in excess of the tax liabilities that would have been payable by such Borrower and its Subsidiaries on a stand-alone basis.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrowers or any ERISA Affiliate or any such Plan to which the Borrowers or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Premises” has the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” means on a basis consistent with GAAP and Regulation S-X or as otherwise agreed to by the Administrative Agent.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Class of Loans at such time (subject to adjustment as provided in Section 2.17) and the denominator of which is the amount of the Aggregate Commitments under the applicable Class of Loans at such time (subject to adjustment as provided in Section 2.17); provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” means all financial projections concerning Holdings and its Subsidiaries that have been made available to the Administrative Agent, the Arrangers or any Lender by Holdings, the Borrowers or any of their respective representatives (or on either party’s behalf).

“Property” means the Property, the Improvements and all other property constituting the “Mortgaged Property,” as described in the Deed of Trust, or subject to a right, lien or security interest to secure the Loan pursuant to any other Loan Document.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Offer” means an offer by the Borrowers to purchase Term Loans or Additional Term Loans of one or more Classes pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.18.

“Qualified Capital Stock” of any Person means any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Professional Corporation” means (i) a professional corporation that is owned by one or more physicians, independent contractor physicians and/or healthcare facilities, in each case to whom a Subsidiary of Holdings or another Related Professional Corporation provides management services pursuant to a management services, practice support or similar agreement or (ii) any Person whose only substantial activity is invoicing and collecting payments on behalf on a Person referred to in clause (i) above.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans or Term Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Loan Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Loan Lender for purposes of this definition), and (b) aggregate unused Revolving Loan Commitments; provided that the unused Revolving Loan Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Loan Lenders” means, as of any date of determination, Revolving Loan Lenders holding more than 50% of the sum of the (a) Total Outstandings with respect to Revolving Loans (with the aggregate amount of each Revolving Loan Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Loan Lender for purposes of this definition) and (b) aggregate unused Revolving Loan Commitments; provided that the unused Revolving Loan Commitment of, and the portion of the Total Outstandings with respect to Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Loan Lenders.

“Required Term Loan Lenders” means, as of any date of determination, Term Loan Lenders holding more than 50% of the sum of the Total Outstandings with respect to Term Loans; provided that the portion of the Total Outstandings with respect to Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of either Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to either Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Retained Rights” means, with respect to any Patient Receivable owing from any Governmental Authority, the rights of any Loan Party or any Subsidiary thereof granted by applicable law and regulations over such Patient Receivable, including, without limitation, and as applicable, the collection thereof and discretion over the transfer thereof to any party (including the Administrative Agent) and to enforce the claim giving rise to such Patient Receivable against such Governmental Authority, in the absence of a court order in the manner expressly contemplated by applicable state and federal law.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Loan Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, in the same currency and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Loan Lenders pursuant to Section 2.01(b).

“Revolving Loan Commitment” means, as to each Revolving Loan Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Loan Lender’s name on Schedule 2.01 under the heading “Revolving Loan Commitment” or in the Assignment and Assumption pursuant to which such Revolving Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Commitments of all Revolving Loan Lenders shall be $150,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Loan Lender” means a Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“Revolving Loan Maturity Date” means the earlier of (i) April 8, 2015 and (ii) the date of termination in whole of the Revolving Loan Commitments, the Letter of Credit Commitments, and the Swing Line Commitments pursuant to Section 2.06(a) or 8.02.

“Revolving Loan Note” means a promissory note made by the Borrowers in favor of a Revolving Loan Lender evidencing Revolving Loans or Swing Line Loans, as the case may be, made by such Revolving Loan Lender to the Borrowers, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrowers or any Loan Party and any Cash Management Bank.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrowers and the other Loan Parties under each Swap Contract entered into with any Hedge Bank and (c) the due and punctual payment and performance of all obligations of the Borrower or any Loan Party in respect of overdrafts and related liabilities owed to any Cash Management Bank under each Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, the L/C Issuer, the Cash Management Banks and the Hedge Banks if at the date of entering into such Swap Contract such Hedge Bank executes and delivers to the Administrative Agent a letter agreement in the form of Exhibit L pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.04 and 10.14.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit G among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” means all property pledged or granted as collateral pursuant to the Security Agreement delivered (a) on the Closing Date or (b) thereafter pursuant to Section 6.13.

“Security Documents” means the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Senior Secured Leverage Ratio” means, at any date of determination, the ratio of (i) Consolidated Indebtedness that is secured by Liens on property or assets of Holdings and its Subsidiaries on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.  For purposes of this definition of “Senior Secured Leverage Ratio,” Consolidated Indebtedness shall not include Non-Recourse Indebtedness of any Foreign Subsidiary none of whose consolidated net income is included in the calculation of Consolidated EBITDA pursuant to the second paragraph of the definition of “Consolidated EBITDA.”

“Senior Subordinated Notes” means the senior subordinated notes, if any, issued by the Borrowers pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Account” has the meaning specified in Section 4.01(j).

“Senior Subordinated Notes Indenture” means the Indenture dated as of February 10, 2005 between the Borrowers, the guarantors party thereto and U.S. Bank Trust National Association, as trustee, as amended, modified and supplemented from time to time in accordance with and subject to the terms hereof.

“Significant Subsidiary” means any Subsidiary of Holdings that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

“Solvency Certificate” means a certificate signed by a Responsible Officer of the Borrowers, substantially in the form of Exhibit I.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Equity Contribution” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Sponsors” means Onex Partners LP, Onex Corporation and their respective Affiliates (other than portfolio companies).

“Subordinated Indebtedness” shall mean Indebtedness of Holdings or any other Loan Party that is by its terms subordinated in right of payment to the Obligations of such Person, including the Senior Subordinated Notes.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to the respective Subsidiary or Subsidiaries of each Borrower.  “Subsidiary” shall not include any Related Professional Corporation unless Holdings or any of its Subsidiaries beneficially owns a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) of such Related Professional Corporation.

“Subsidiary Guarantors” means, collectively, the Subsidiaries of the Borrowers that are Guarantors.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.13(a).

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(i) or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 or (b) the Aggregate Revolving Loan Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Loan Commitments.

“Syndication Agents” means JPMorgan Chase Bank, N.A. and Barclays Capital, in their capacity as syndication agents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01(a).

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make a Term Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Term Loan Commitments is $425,000,000.

“Term Loan Lender” means a Lender with a Term Loan Commitment or with outstanding Term Loans.

“Term Loan Maturity Date” means the earlier of (i) April 8, 2015 and (ii) the date of termination in whole of the Term Loan Commitments pursuant to 8.02

“Term Loan Note” means a promissory note of the Borrowers payable to any Term Loan Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate indebtedness of the Borrowers to such Term Loan Lender resulting from the Term Loans made by such Term Loan Lender.

“Test Period” means, at any time, the four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b).

“Threshold Amount” means $10,000,000.

“Title Company” means any title insurance company as shall be retained by the Borrowers and reasonably acceptable to the Administrative Agent.

“Title Policy” means with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien (subject to Permitted Liens and other Liens approved by the Collateral Agent) on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures.

“Total Leverage Ratio” means, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.  For purposes of this definition of “Total Leverage Ratio,” Consolidated Indebtedness shall not include Non-Recourse Indebtedness of any Foreign Subsidiary none of whose consolidated net income is included in the calculation of Consolidated EBITDA pursuant to the second paragraph of the definition of “Consolidated EBITDA.”

“Total Net Leverage Ratio” means, at any date of determination, the ratio of Consolidated Net Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.  For purposes of this definition of “Total Net Leverage Ratio,” Consolidated Indebtedness shall not include Non-Recourse Indebtedness of any Foreign Subsidiary none of whose consolidated net income is included in the calculation of Consolidated EBITDA pursuant to the second paragraph of the definition of “Consolidated EBITDA.”

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” means, collectively, (a) the funding of the Term Loans, (b) the initial borrowings of Revolving Loans, (c) the refinancing of outstanding Indebtedness of the Borrowers and their Subsidiaries under the Existing Credit Agreement and the termination of all commitments with respect thereto, (d) the exercise of the Borrowers’ Call Option with respect to the Senior Subordinated Notes and the repurchase of all of the Borrowers’ Senior Subordinated Notes in connection with such exercise, (e) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, (f) the consummation of any other transactions in connection with the foregoing, and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Trustee” means U.S. Bank Trust National Association and its successor and assigns, in its capacity as trustee under the Senior Subordinated Notes Indenture.

“Type” means, with respect to either a Revolving Loan or a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means the aggregate amount of Cash and Cash Equivalents held in accounts of Holdings and its Subsidiaries (and included in the consolidated balance sheet of Holdings) to the extent that (i) the use of such Cash for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and (ii) such Cash and Cash Equivalents are free and clear of all Liens (other than nonconsensual Liens permitted by Section 7.01, and Liens permitted by Sections 7.01(a) and (q).

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors (or similar managing body) of such person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        Rounding.  Any financial ratios required to be maintained by Holdings or the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Term Loans and Revolving Loans.

(a)                                  Term Loans.  Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a loan (each such loan, a “Term Loan”) in Dollars to the Borrowers on the Closing Date, in the amount of such Term Loan Lender’s Term Loan Commitment.  Amounts borrowed as Term Loans under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)                                 Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Loan Lender severally agrees to make loans (each such loan, a “Revolving Loan”) in Dollars to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Loan Lender’s Revolving Loan Commitment; provided that after giving effect to any Revolving Loan Borrowing, the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Loan Commitment.  Within the limits of each Lender’s Revolving Loan Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02                        Borrowings, Conversions and Continuations of Revolving Loans and Term Loans.

(a)                                  Each Revolving Loan Borrowing, the Term Loan Borrowing, each conversion of Revolving Loans from one Type to the other, each conversion of Term Loans from one type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 12:00 noon on the requested date of any Borrowing of Base Rate Loans; provided that if a Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six or, if available to all Lenders, nine or twelve months, in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 1:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Revolving Loan Borrowing, a Term Loan Borrowing, a conversion of Revolving Loans from one Type to the other, a conversion of Term Loans from one type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans or Term Loans to be borrowed, converted or continued, (iv), if applicable, the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, (v) if applicable, the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto.  If the applicable Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans or Term Loans, as the case may be, shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided that if, on the date the Committed Loan Notice with respect to a Revolving Loan Borrowing is given by the applicable Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such a Revolving Loan Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the applicable Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders and no Term Loans may be requested as, converted to or continued as Eurodollar Rate Term Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the applicable Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to Loans.

2.03                        Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Loan Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the applicable Borrower and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Loan Lenders severally agree to participate in Letters of Credit issued for the account of the applicable Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Loan Lender, plus such Revolving Loan Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Loan Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Revolving Loan Lender’s Revolving Loan Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not issue any Letter of Credit, if:

(A)                              the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Revolving Loan Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Loan Lenders have approved such expiry date.

(iii)                               The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                                the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)                                except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars;

(E)                                 such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)                                 any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              The L/C Issuer shall act on behalf of the Revolving Loan Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Loan Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV in the case of an issuance on the Closing Date or Section 4.02 in the case of any issuance thereafter shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Loan Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)                               Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice in accordance with such Letter of Credit of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof.  Not later than 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Loan Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Loan Lender’s Pro Rata Share thereof.  In such event, the applicable Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Loan Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Loan Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which shall be no earlier than one Business Day after the date of the notice), whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Loan Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Loan Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Loan Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Loan Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Loan Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Revolving Loan Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Loan Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Loan Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Loan Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Revolving Loan Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Loan Lender such Revolving Loan Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Loan Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Loan Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Loan Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Loan Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Loan Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The joint and several obligations of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrowers in respect of such Letter of Credit; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, the applicable Borrower will promptly notify the L/C Issuer.  The applicable Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of L/C Issuer.  Each Revolving Loan Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Loan Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Loan Lenders, the Required Revolving Loan Lenders or any Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the

Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim (after giving effect to Sections 2.17(a)(ii) and (iv) and any Cash Collateral provided by the Defaulting Lender).  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h)                                 Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i)                                     Letter of Credit Fees.  The applicable Borrower shall pay to the Administrative Agent for the account of each Revolving Loan Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate then in effect for Revolving Loans bearing interest at the Eurodollar Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.04 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit (or, in the case of Letters of Credit issued prior to April 1, 2010, commencing with June 30, 2010), on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Loan Lenders, while any payment Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The applicable Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the applicable Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                                  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                        Swing Line Loans.

(a)                                  The Swing Line.  Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Revolving Loan Lenders set forth in this Section 2.04, the Swing Line Lender may, in its sole discretion, make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Loan Lender acting as Swing Line Lender, may exceed the amount of such Revolving Loan Lender’s Commitment; provided that after giving effect to any Swing Line Loan, (i) the Outstanding Amount of Revolving Loans shall not exceed the Aggregate Revolving Loan Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Loan Lender, plus such Revolving Loan Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Loan Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Loan Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Loan Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Loan Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 (it being agreed that no Swing Line Loans shall be borrowed on the Closing Date) is not then satisfied, then, subject to the terms and conditions hereof, the

Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of the applicable Borrower on the books of the Swing Line Lender or to such other account as the applicable Borrower may designate in writing to the Administrative Agent in immediately available funds.  Notwithstanding the foregoing, if the Swing Line Lender shall elect, pursuant to Section 2.04(a), not to fund any Swing Line Loan for any reason, the Swing Line Lender shall promptly notify the Borrowers and the Administrative Agent of such election after the receipt of the relevant Swing Line Loan Notice.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on its behalf), that each Revolving Loan Lender make a Base Rate Revolving Loan in an amount equal to such Revolving Loan Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Loan Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Loan Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Loan Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Loan Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Loan Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Loan Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Loan Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Loan Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Loan Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Loan Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Loan Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Loan Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Loan Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Loan Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Loan Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Loan Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Revolving Loan Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Loan Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                  Optional.

(i)                                     The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans or Term Loans, or both, in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) 12:00 noon on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Revolving Loan Lender and Term Lender, as applicable, of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall be committed, jointly and severally, to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each optional prepayment shall be applied at the direction of the Borrowers or, if not so directed, to the prepayment of the outstanding principal installments of the Term Loans in direct order of maturity and subject to Section 2.17, each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Share (except as permitted under Section 2.18) in respect of each of the Revolving Loans, Swing Line Loans or Term Loans, as applicable.  Notwithstanding anything to the contrary contained herein, the Borrowers shall not be permitted to prepay the Term Loans pursuant to this Section 2.05(a)(i) during the period from the Closing Date through the date ten Business Days thereafter.

(ii)                                  The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $50,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall be committed, jointly and severally, to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                                 Revolving Loan Prepayments.  If for any reason the Outstanding Amount of the Revolving Loans at any time exceed the Aggregate Revolving Loan Commitments then in effect, the Borrowers shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after giving effect to the prepayment of any Revolving Loans the Outstanding Amount of the Revolving Loans exceeds the Aggregate Revolving Loan Commitments then in effect.

(c)                                  Asset Sales.  Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, the Borrowers shall make prepayments in accordance with Sections 2.05(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)                                     no such prepayment shall be required under this Section 2.05(c)(i) with respect to (A) any Asset Sale permitted by Section 7.05 (other than Section 7.05(k)), (B) the disposition of property which constitutes Extraordinary Receipts or (C) Asset Sales for fair market value resulting in no more than $2,500,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $5,000,000 in Net Cash Proceeds in any fiscal year; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii)                                  so long as no Event of Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed $15,000,000 in any fiscal year of Holdings, such proceeds shall not be required to be so applied on such date to the extent that Borrowers shall have delivered a certificate to the Administrative Agent on or prior to such fifth Business Day stating that such Net Cash Proceeds are expected to be used to purchase replacement assets or repair such assets, or acquire all of the Equity Interests of any person that owns such assets or engages in a business of the type that Borrowers and their Subsidiaries are permitted to be engaged in under Section 7.07, within 365 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.05(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 6.13 and 6.14.

(d)                                 Debt Issuance.  Not later than five Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by Holdings or any of its Subsidiaries, the Borrowers shall make prepayments in accordance with Sections 2.05(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e)                                  Extraordinary Receipts.  Not later than five Business Days following the receipt of any Net Cash Proceeds from any Extraordinary Receipts by Holdings or any of its Subsidiaries, the Borrowers shall make prepayments in accordance with Sections 2.05(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)                                     such proceeds shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds shall not exceed $15,000,000 per Extraordinary Receipt, the Borrowers shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such fifth Business Day stating that such proceeds are expected to be used or (B) in the event that such Net Cash Proceeds exceed $15,000,000 per Extraordinary Receipt, the Administrative Agent has elected by notice to the Borrowers on or prior to such fifth Business Day to require such proceeds to be used, in each case, to repair, replace or restore any property (including putting any real property in a safe and secure condition) in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets or to acquire all of the Equity Interests of any person that owns such assets or engages in a business of the type that Borrowers and their Subsidiaries are permitted to be engaged in under Section 7.07, no later than 365 days following the date of receipt of such proceeds; provided that if the property subject to such Extraordinary Receipts constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 6.11 and 6.14; and

(ii)                                  if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.05(e).

(f)                                    Excess Cash Flow.  No later than 90 days after the end of each Excess Cash Flow Period, the Borrowers shall make prepayments in accordance with Sections 2.05(h) and (i) in an aggregate amount equal to 50% of Excess Cash Flow for the Excess Cash Flow Period then ended less, any voluntary prepayments of Term Loans and any permanent voluntary reductions to the Revolving Commitments to the extent that an equal amount of the Revolving Loans simultaneously is repaid, in each case so long as such amounts are not already reflected in Debt Service, during such Excess Cash Flow Period; provided that, in the event the Total Leverage Ratio as of the last day of such fiscal year is less than 3.00 to 1.00, the Borrowers shall only be required to make such prepayments in an aggregate amount equal to 25% of Excess Cash Flow for the Excess Cash Flow Period then ended less, any voluntary prepayments of Term Loans and any permanent voluntary reductions to the Revolving Commitments to the extent that an equal amount of the Revolving Loans simultaneously is repaid, in each case so long as such amounts are not already reflected in Debt Service, during such Excess Cash Flow Period; provided, further, that in the event the Total Leverage Ratio as of the last day of such fiscal year is less than 2.00 to 1.00, the Borrowers shall not be required to make any such prepayments pursuant to this Section 2.05(f).

(g)                                 Specified Equity Contributions.  Not later than five Business Days following the receipt by Holdings of Net Cash Proceeds from a Specified Equity Contribution, the Borrowers shall permanently repay Term Loans, applied as set forth in Section 2.05(h).

(h)                                 Application of Prepayments.  Any prepayments of Term Loans pursuant to Section 2.05(c), (d), (e), (f) or (g) shall be first applied to reduce scheduled prepayments required under Section 2.07 on a pro rata basis among the prepayments remaining to be made on the Term Loans. After application of mandatory prepayments of Term Loans described above in this Section 2.05(h) and to the extent there are mandatory prepayment amounts remaining after such application, the Revolving Commitments shall be permanently reduced ratably among the Revolving Lenders in accordance with their applicable Revolving Commitments in an aggregate amount equal to such excess, and the Borrowers shall comply with Section 2.05(b).

Amounts to be applied pursuant to this Section 2.05 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Term Loans and Base Rate Revolving Loans, respectively.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Term Loans or Eurodollar Rate Revolving Loans, as applicable.  Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.05 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrowers, the Excess Amount shall be either (A) deposited in an escrow account on terms reasonably satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 3.05.

(i)                                     Notice of Prepayment.  The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment and (iii) in the case of prepayment of a Swing Line Loan, not later than 1:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each voluntary partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.05.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08.

2.06                        Termination or Reduction of Commitments.

(a)                                  Revolving Loan Commitments.  The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Loan Commitments, or from time to time permanently reduce the Aggregate Revolving Loan Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. two Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Revolving Loan Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Revolving

Loans would exceed the Aggregate Revolving Loan Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Loan Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Loan Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Revolving Loan Lenders of any such notice of termination or reduction of the Aggregate Revolving Loan Commitments.  Any reduction of the Aggregate Revolving Loan Commitments shall be applied to the Commitment of each Revolving Loan Lender according to its Pro Rata Share.  All fees accrued until the effective date of any termination of the Aggregate Revolving Loan Commitments shall be paid on the effective date of such termination.

(b)                                 Term Loan Commitments.  The Term Loan Commitments of each Term Loan Lenders shall be automatically terminated on the Closing Date upon the Borrowing of the Term Loans on such date.

2.07                        Repayment of Loans.

(a)                                  Term Loans.  The Borrowers shall repay as a joint and several obligation to the Administrative Agent for the ratable account of the Term Loan Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05, each such payment to be made on the first Business Day of the applicable fiscal quarter (or, in the case of the first such date on the first Business Day on or prior to such date)):

Quarter Starting	Aggregate Term Loan Principal Amortization Payment
July 1, 2010	$2,656,250
October 1, 2010	$2,656,250
January 1, 2011	$2,656,250
April 1, 2011	$2,656,250
July 1, 2011	$5,312,500
October 1, 2011	$5,312,500
January 1, 2012	$5,312,500
April 1, 2012	$5,312,500
July 1, 2012	$7,968,750
October 1, 2012	$7,968,750
January 1, 2013	$7,968,750
April 1, 2013	$7,968,750
July 1, 2013	$7,968,750
October 1, 2013	$7,968,750
January 1, 2014	$7,968,750
April 1, 2014	$7,968,750
July 1, 2014	$82,343,750
October 1, 2014	$82,343,750
January 1, 2015	$82,343,750

Quarter Starting	Aggregate Term Loan Principal Amortization Payment
April 1, 2015	$82,343,750

provided that the final principal repayment installment of the Term Loans shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

In the event that any Term Loans or Additional Term Loans are purchased or acquired by the Borrowers pursuant to Purchase Offers under Section 2.18, then each Term Loan repayment amount set forth above and the Additional Term Loan repayment amounts will be ratably reduced and the amortization table set forth above will be revised to reflect a pro rata reduction in the required repayment aggregate principal amount of Term Loans (or Additional Term Loans) by the amount of such Term Loan or Additional Term Loan purchases or acquisitions (i.e., the scheduled quarterly installment payments will be 25% of (i) 2.5% of the reduced aggregate principal amount of Term Loans (or Additional Term Loans) to be payable in the first year, (ii) 5.0% of the reduced aggregate principal amount of Term Loans (or Additional Term Loans) to be payable in the second year, (iii) 7.5% of the reduced aggregate principal amount of Term Loans (or Additional Term Loans) to be payable in the third year, (iv) 7.5% of the reduced aggregate principal amount of Term Loans (or Additional Term Loans) to be payable in the fourth year and (v) 77.5% of the reduced aggregate principal amount of Term Loans (or Additional Term Loans) to be payable in the final year (and, for the avoidance of doubt, with all remaining principal to be repaid on the Term Loan Maturity Date), each reduced aggregate principal amount of such Term Loan or Additional Term Loan after giving effect to such Term Loan or Additional Term Loan purchase or acquisition pursuant to Purchase Offers under Section 2.18).

(b)                                 Revolving Loans.  The Borrowers shall repay as a joint and several obligation to the Administrative Agent for the ratable account of the applicable Revolving Loan Lenders on the Revolving Loan Maturity Date the aggregate principal amount of all of its Revolving Loans outstanding on such date.

(c)                                  Swing Line Loans.  The Borrowers shall repay as a joint and several obligation the Swing Line Loans on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Revolving Loan Maturity Date.

2.08                        Interest.

(a)                                  Subject to the provisions of subsection (b) below:

(i)                                     each Eurodollar Rate Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate;

(ii)                                  each Eurodollar Rate Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate;

(iii)                               each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate;

(iv)                              each Base Rate Term Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and

(v)                                 each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                          If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(iv)                              If an Event of Default set forth under clauses (f) or (g) under Section 8.01 shall have occurred and be continuing, any amount of principal of any Loan outstanding under this Agreement shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)                                  Interest on each Loan shall be the joint and several obligation of the Borrowers and shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)                                  Commitment Fee.  The Borrowers, jointly and severally, shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, a commitment fee equal to 0.50% per annum times the actual daily amount by which the Aggregate Revolving Loan Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustments as provided in Section 2.17; provided that, Swingline Loans are not included in the calculation of the commitment fee.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with June 30, 2010, and on the Revolving Loan Maturity Date.

(b)                                 Administrative Agent Fee. The Borrowers shall pay to the Administrative Agent for its own account an annual administrative agent fee in the amounts and at the times specified in the Administrative Agent Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)                                  Other Fees.  The Borrowers shall pay to the Lenders, Arrangers and the Administrative Agent for their own respective accounts any other fees owed to them.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, continued or converted from a Loan of another Type, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid or converted to a Loan of another Type, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)                                 Upon the request of any Revolving Loan Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Revolving Loan Lender (through the Administrative Agent) a Revolving Loan Note, which shall evidence such Revolving Loan Lender’s Revolving Loan Loans in addition to such accounts or records.  Each Revolving Loan Lender may attach schedules to a Revolving Loan Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Revolving Loans and payments with respect thereto.

(c)                                  Upon the request of any Term Loan Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Term Loan Lender (through the Administrative Agent) a Term Loan Note, which shall evidence such Term Loan Lender’s Term Loan Loans in addition to such accounts or records.  Each Term Loan Lender may attach schedules to a Term Loan Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Term Loans and payments with respect thereto.

(d)                                 Upon the request of the Swing Line Lender made through the Administrative Agent, the Borrowers shall execute and deliver to the Swing Line Lender (through the Administrative Agent) a Swing Line Loan Note, which shall evidence the Swing Line Lender’s Swing Line Loans in addition to such accounts or records.  The Swing Line Lender may attach schedules to the Swing Line Loan Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Swing Line Loans and payments with respect thereto.

(e)                                  In addition to the accounts and records referred to in subsections (a), (b) and (c) above in this Section 2.11, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan or Term Loan, as the case may be, included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                             Payments by the Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Loans or Term Loans, or both, as the case may be, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Revolving Loan or Term Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or Term Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans and/or Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and/or Revolving Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Pro Rata Share, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loan or Term Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law and Section 10.08, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation to the same extent as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Increase in Commitments.

(a)                                  Request for Increase.  Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time request one or more new term loans (the “Additional Term Loans”), which Additional Term Loans will be a new tranche of term loans under this Agreement, or one or more Additional Revolving Loan Commitments; provided that (i) both at the time of any such request and upon the effectiveness of any Additional Loan Joinder Agreement referred to below, no Event of Default or Default exists or would exist after giving effect thereto, (ii) the Borrowers shall be in compliance with Section 7.11 on a

Pro Forma Basis, as if such Additional Term Loans or Additional Revolving Loan Commitments, as applicable, had been outstanding and fully borrowed on the last day of such Test Period, (iii) the Additional Term Loans shall have a Weighted Average Life to Maturity equal to or greater than the Term Loans outstanding prior to such proposed incurrence of Additional Term Loans (the “Outstanding Term Loans”), (iv) the applicable yield with respect to any Additional Term Loans shall be determined by the Borrowers and the Lenders of the Additional Term Loans; provided that in the event that the applicable yield for any Additional Term Loans is greater than the applicable yield for the Outstanding Term Loans by more than 0.50%, then the applicable yield for the Outstanding Term Loans shall be increased to the extent necessary so that the applicable yield for the Additional Term Loans is not more than 0.50% higher than the applicable yield for the Outstanding Term Loans; provided, further, that, solely for purposes of determining the applicable yield with respect to Additional Term Loans or Outstanding Term Loans pursuant to this clause (iv), (x) the applicable yield with respect to any Additional Term Loans or Outstanding Term Loans shall be deemed to include all upfront or similar fees or original issue discount (“OID”) payable by the Borrowers to the Lenders providing such Additional Term Loans or such Outstanding Term Loans (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Arrangers (or their Affiliates) in connection with the Outstanding Term Loans or to one or more arrangers (or their Affiliates) of the Additional Term Loans shall be excluded, and (z) if the lowest Eurodollar Rate or lowest Base Rate applicable to the Additional Term Loans is higher than the Eurodollar Rate or Base Rate then applicable to the Outstanding Term Loans, then the Eurodollar Rate and the Base Rate for the Additional Term Loans shall be equated to the Eurodollar Rate and Base Rate then applicable to the Outstanding Term Loans for purposes of determining the applicable yield pursuant to this clause (iv); (v) the applicable yield with respect to any Additional Revolving Loan Commitments shall be determined by the Borrowers and the Lenders of the Additional Revolving Loan Commitments; provided that in the event that the applicable yield for any Additional Revolving Loan Commitments is greater than the applicable yield for the Revolving Loans and Revolving Loan Commitments outstanding prior to such proposed incurrence of Additional Revolving Loan Commitments (the “Outstanding Revolving Loans”), then the applicable yield for the Outstanding Revolving Loans shall be increased to the extent necessary so that the applicable yield for the Additional Revolving Loan Commitments is equal to the applicable yield for the Outstanding Revolving Loans; provided, further, that, solely for purposes of determining the applicable yield with respect to Additional Revolving Loan Commitments pursuant to this clause (v), (x) the applicable yield with respect to any Additional Revolving Loan Commitments shall be deemed to include all upfront or similar fees or OID payable by the Borrowers to the Lenders providing such Additional Revolving Loan Commitments or such Outstanding Revolving Loans (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Arrangers (or their Affiliates) in connection with the Outstanding Revolving Loans or to one or more arrangers (or their Affiliates) of the Additional Revolving Loan Commitments shall be excluded, and (z) if the lowest Eurodollar Rate or lowest Base Rate applicable to the Additional Revolving Loan Commitments is higher than the Eurodollar Rate or Base Rate then applicable to the Outstanding Revolving Loans, then the Eurodollar Rate and the Base Rate for the Additional Revolving Loan Commitments shall be equated to the Eurodollar Rate and Base Rate then applicable to the Outstanding Revolving Loans for purposes of determining the applicable yield pursuant to this clause (v), (vi) the terms and conditions of the Outstanding Revolving Loans shall be identical to the terms and conditions of the Additional Revolving Loan Commitments; (vii) the Total Net Leverage Ratio as of the last day of the Test Period does not exceed 3.25:1.00 on a Pro Forma Basis, as if such Additional Term Loans or Additional Revolving Loan Commitments, as applicable, had been outstanding and fully borrowed on the last day of such Test Period, (viii) any such request for an increase shall be in a minimum amount of $20,000,000; (ix) the Borrowers may make a maximum of three such requests and (x) the Additional Term Loans and the Additional Revolving Loans shall rank pari passu in right of payment and of security with the Outstanding Revolving Loans and the Outstanding Term Loans.  At the time of sending such notice, the Borrowers shall specify the identity of each Eligible Assignee (and any existing Lender) to whom the Borrowers propose any portion of such Additional Term Loans or Additional Revolving Loan Commitments be allocated and the amounts of such allocations; provided, however, that (A) any existing Lender approached to provide all or a portion of the Additional Term Loans or the Additional Revolving Loan Commitments may elect or decline, in its sole discretion, to provide all or any portion of such Additional Term Loans or to provide a pro rata portion (based on its Pro Rata Share of the outstanding Revolving Loan Commitments) of any Additional Revolving Loan Commitments offered to it and (B) any Eligible Assignee that is not an existing Lender (a “New Additional Lender”) shall be approved by the Administrative Agent and the Borrowers and, in the case of Additional Revolving Loan Commitments only, the Swing Line Lender and the L/C Issuer (such approvals not to be unreasonably withheld or delayed) (each New Additional Lender or existing Lender, an “Additional Lender”).

(b)                                 Additional Loans Effective Date.  The Additional Term Loans and the Additional Revolving Loan Commitments shall be effected by a joinder agreement to this Agreement (the “Additional Loans Joinder Agreement”) executed by the Borrowers, the Administrative Agent and each Additional Lender making or providing such Additional Term Loans or Additional Revolving Loan Commitments, in form and substance reasonably satisfactory to each of them, subject, however, to the satisfaction of the conditions precedent set forth in this Section 2.14.  The Additional Loans Joinder Agreement shall, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents.  If the Additional Term Loans or the Additional Revolving Loan Commitments are provided in accordance with this Section 2.14, the Administrative Agent and the Borrowers shall determine the effective date of such addition (each, an “Additional Loans Effective Date”) and the final allocation of such Additional Term Loans or Additional Revolving Loan Commitments.

(c)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Additional Loans Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Additional Loans Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Event of Default or Default exists immediately before or immediately after giving effect to such addition, (C) the Borrowers are in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 7.11 after giving effect to the making of Additional Term Loans or Additional Revolving Loans, as applicable and (D) the Total Net Leverage Ratio as of the last day of the Test Period does not exceed 3.25:1.00 on a Pro Forma Basis, as if such Additional Term Loans or Additional Revolving Loan Commitments, as applicable, had been outstanding and fully borrowed on the last day of such Test Period. On each Additional Loans Effective Date, each Additional Lender which is providing an Additional Term Loan or an Additional Revolving Loan Commitment (i) in the case of any Additional Revolving Loan Commitment, shall become a “Revolving Loan Lender” for all purposes of this Agreement and the other Loan Documents, and (ii) in the case of any Additional Term Loan, shall make an Additional Term Loan to the Borrower in a principal amount equal to such Additional Lender’s portion of such Additional Term Loan.  Any Additional Revolving Loan shall be a “Revolving Loan” for all purposes of this Agreement and the other Loan Documents.  Any Additional Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents.  With respect to Additional Revolving Loan Commitments, each Additional Lender that is acquiring an Additional Revolving Loan Commitment on the Additional Loans Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the Revolving Loan Lenders (other than such Additional Lender if such Additional Lender is an existing Revolving Loan Lender) immediately prior to such Additional Loans Effective Date, so that, after giving effect thereto, each Revolving Loan Lender (including each Additional Lender that is acquiring an Additional Revolving Loan Commitment) holds a Pro Rata Share of the Revolving Loans outstanding after giving effect to such Additional Revolving Loan Commitment on the Additional Loans Effective Date.  If there is a new Revolving Loan Borrowing on such Additional Loans Effective Date, the Revolving Loan Lenders after giving effect to such Additional Revolving Loan Commitments shall make such Revolving Loans in accordance with Section 2.01(b).

(d)                                 Any other terms of and documentation entered into in respect of any Additional Term Loans made or any Additional Revolving Loan Commitments provided, in each case pursuant to this Section 2.14, shall be consistent with the Term Loans or the Revolving Loan Commitments, as the case may be (including with respect to voluntary and mandatory prepayments), other than as contemplated by Sections 2.14(a)(iii), (iv) and (v) above; provided that such other terms and documentation in respect of any Additional Term Loans may be different from those of the Term Loans, to the extent such difference shall be reasonably satisfactory to the Administrative Agent.  Any Additional Term Loans or Additional Revolving Loan Commitments, as applicable, made or provided pursuant to this Section 2.14 shall be evidenced by one or more entries in the accounts or records maintained by the Administrative Agent in accordance with the provisions set forth in Section 2.11.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to any Additional Term Loan or Additional Revolving Loan Commitment.

(e)                                  Conflicting Provisions.  This Section 2.14 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Loan Parties, if necessary, to provide for terms applicable to each Additional Term Loan and/or Additional Revolving Loan Commitment, as the case may be.

2.15                        Joint and Several Liability.  The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto.  The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Notice of Borrowing) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower.  Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

2.16                        Cash Collateral.

(a)                                  Certain Credit Support Events.  Upon the request of the Administrative Agent or the L/C Issuer, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Sections 2.17(a)(ii) and (iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at and designated by Bank of America.  The Borrowers, and to the extent provided by any Lender, such Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to Sections 2.17(a)(ii) and (iv) and any Cash Collateral provided by the Defaulting Lender).

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.04, 2.05, 2.06, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(iv))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17                        Defaulting Lenders.

(a)                                  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08) shall be applied promptly upon receipt by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or

Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a interest bearing deposit account at and designated by Bank of America and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.  Promptly (x) upon a Lender ceasing to be a Defaulting Lender in accordance with Section 2.17(b) or (y) following termination of this Agreement (including the termination of all Letters of Credit issued hereunder) and the payment of all amounts owed under this Agreement (other than unasserted contingent obligations which by their terms survive the termination of this Agreement), all remaining amounts, if any, held in a deposit account pursuant to this Section 2.17(a) shall be returned to such Lender or Defaulting Lender, as applicable.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv)                              Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.04 and 2.05, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b)                                 Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender no longer falls under the definition of “Defaulting Lender,” the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18                        Loan Repurchases.

(a)                                  Notwithstanding anything to the contrary contained in Section 2.05 or any other provision of this Agreement and, subject to the terms and conditions set forth or referred to below, the Borrowers may from time to time, at their discretion, conduct modified Dutch auctions in order to purchase Term Loans or Additional Term Loans of one or more Classes (as determined by the Borrower) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by Banc of America Securities LLC or another investment bank of recognized standing selected by the Borrowers following consultation with the Administrative Agent (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)                                     each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.18 and the Auction Procedures;

(ii)                                  no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans or Additional Term Loans in connection with any Purchase Offer;

(iii)                               the maximum principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans or Additional Term Loans that the Borrowers offer to purchase in any such Purchase Offer shall be no less than $15,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv)                              the aggregate principal amount (calculated on the face amount thereof) of all Term Loans or Additional Term Loans purchased by the Borrowers pursuant to this

Section 2.18 during the term of this Agreement shall not exceed in the aggregate 30% of the Term Loan Commitments;

(v)                                 the aggregate principal amount (calculated on the face amount thereof) of all Term Loans or Additional Term Loans of the applicable Class or Classes so purchased by the Borrowers shall automatically be cancelled and retired by the Borrowers on the settlement date of the relevant purchase (and may not be resold);

(vi)                              prior to commencing any Purchase Offer, the Borrowers shall have discussed such proposed Purchase Offer with each of S&P and Moody’s and, based upon such discussions, shall reasonably believe that the proposed purchase of Term Loans or Additional Term Loans through such Purchase Offer shall not be deemed to be a “distressed exchange”;

(vii)                           at the time of each purchase of Term Loans or Additional Term Loans pursuant to a Purchase Offer, neither S&P nor Moody’s shall have announced or communicated to the Borrowers that the proposed purchase of Term Loans or Additional Term Loans through such Purchase Offer shall be deemed to be a “distressed exchange”;

(viii)                        no more than one Purchase Offer with respect to any Class may be ongoing at any one time and no more than four Purchase Offers (regardless of Class) may be made in any one fiscal year;

(ix)                                the Borrowers represent and warrant that no Loan Party shall have any material non-public information relating to the Borrowers that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information relating to the Borrowers) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer;

(x)                                   after giving effect to any purchase of Term Loans or Additional Term Loans of the applicable Class or Classes pursuant to this Section 2.18, the aggregate amount of all Unrestricted Cash and Cash Equivalents of the Borrowers and its Subsidiaries shall be greater than the aggregate principal amount of all Revolving Loans and Additional Revolving Loan Commitments outstanding at the time of such purchase of Term Loans or Additional Term Loans pursuant to a Purchase Offer; and

(xi)                                at the time of each purchase of Term Loans or Additional Term Loans pursuant to a Purchase Offer, the Borrowers shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clauses (vi) through (vii), (ix) and (x).

(b)                                 The Borrowers must terminate any Purchase Offer if they reasonably believe that they will fail to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans or Additional Term Loans pursuant to such Purchase Offer. If the Borrowers commence any Purchase Offer (and all relevant requirements set forth above which  are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrowers reasonably believe that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrowers shall have no liability to any Term Loan Lender or Additional Term Loan Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans or Additional Term Loans of any Class or Classes made by the Borrowers pursuant to this Section 2.18, (x) the Borrowers shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans or Additional Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrowers and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute mandatory payments or prepayments for purposes of Section 2.05 hereof.

(c)                                  The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.18 (provided that no Lender shall have an obligation to participate in any such Purchase Offer). For the avoidance of doubt, it is understood and agreed that the provisions relating to the application of optional prepayments set forth under Section 2.05(a), sharing of setoffs in Section 2.13 and the assignment provisions set forth under  Section 10.06 will not apply to the purchases of Term Loans or Additional Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.18.

(d)                                 All loan repurchases conducted pursuant to Purchase Offers shall be deemed to be voluntary prepayments pursuant to Section 2.05(a) in an amount equal to the aggregate principal amount of such Loans and shall constitute the cancellation of such Loans, provided that such prepayments shall not be subject to the provisions relating to the application of optional prepayments set forth under Section 2.05(a), sharing of setoffs in Section 2.13 and the assignment provisions set forth under  Section 10.06.

(e)                                  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article IX and Section 10.04 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes, provided that if a Loan Party or the Administrative Agent shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section) have been made the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrowers.  The Borrowers shall jointly and severally indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction that imposes the obligation to withhold such tax or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that either Borrower is resident for tax purposes in the United States, any Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no such interest payment is effectively connected income, and that no such and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such

Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrowers the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

(a)                                  Eurodollar Rate Term Loans.  If the Required Term Loan Lenders determine that for any reason in connection with any request for a Eurodollar Rate Term Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Term Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Term Loan or in connection with an existing or proposed Base Rate Term Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Term Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Term Loan, the Administrative Agent will promptly so notify the Borrowers and each Term Loan Lender.  Thereafter, (x) the obligation of the Term Loan Lenders to make or maintain Eurodollar Rate Term Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Term Loan Lenders) revokes such notice (which the Required Term Loan Lenders agree to do promptly once such condition no longer exists).  Upon receipt of such notice, the Borrowers may revoke any pending request for a Term Loan Borrowing of, conversion to or continuation of Eurodollar Rate Term Loans or, failing that, will be deemed to have converted such request into a request for a Term Loan Borrowing of Base Rate Loans in the amount specified therein.

(b)                                 Eurodollar Rate Revolving Loans.  If the Required Revolving Loan Lenders determine that for any reason in connection with any request for a Eurodollar Rate Revolving Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Revolving Loan or in connection with an existing or proposed Base Rate Revolving Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Revolving Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Revolving Loan, the Administrative Agent will promptly so notify the Borrowers and each Revolving Loan Lender.  Thereafter, (x) the obligation of the Revolving Loan Lenders to make or maintain Eurodollar Rate Revolving Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Revolving Loan Lenders) revokes such notice (which the Required Revolving Loan Lenders agree to do promptly once such condition no longer exists).  Upon receipt of such notice, the Borrowers may revoke any pending request for a Revolving Loan Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Loan Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the basis for calculating the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or reasonable out-of-pocket expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds (but excluding loss of anticipated profits) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.  The right of replacement shall not waive or otherwise modify the obligations of the Borrowers under Section 3.01 or 3.04.

3.07                        Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)                                  Loan and Corporate Documents; Certificates.  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement and each other Loan Document and the Perfection Certificate, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)                                  a Note executed by each of the Borrowers in favor of each Lender requesting a Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification (except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect);

(v)                                 a certificate of a Responsible Officer of the Borrowers certifying that either (A) all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party have been obtained, and such consents, licenses and approvals shall be in full force and effect, or (B) no such consents, licenses or approvals are so required;

(vi)                              a certificate signed by a Responsible Officer of each of the Borrowers certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied (qualified to the knowledge of such Responsible Officer with respect to conditions that refer to satisfaction of the Administrative Agent or any other Person that is not a Loan Party), (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Total Net Leverage Ratio as of the last day of the fiscal quarter of Holdings most recently ended prior to the Closing Date;

(vii)                           a Solvency Certificate, executed on behalf of the Borrowers and each Guarantor thereto by the chief financial officer of each of the Borrowers; and

(viii)                        a Committed Loan Notice and/or Letter of Credit Application, as applicable, relating to the Initial Credit Extension.

(b)                                 Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders and the L/C Issuer, (i) favorable opinions of Kaye Scholer LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) favorable opinions of local and special counsel to the Loan Parties with respect to jurisdictions set forth on Schedule 4.01(b) hereto, addressed to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  Indebtedness.  All amounts due or outstanding in respect of the Existing Credit Agreement (other than contingent obligations) shall have been (or substantially simultaneously with the initial funding of the Loans on the Closing Date shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof discharged and released (such repayment, the “Refinancing”).

(d)                                 Sources and Uses.  The use of proceeds of the initial credit extensions shall be as permitted under Section 5.19.

(e)                                  Material Adverse Effect.  Since December 31, 2009, there shall not have occurred any change, occurrence or development that has had or could reasonably be expected to have a Material Adverse Effect and no new or additional information shall have been received or discovered by an Arranger or the Lenders, regarding Holdings and its Subsidiaries, taken as a whole, or the Transactions, that has had or could reasonably be expected to have a Material Adverse Effect.

(f)                                    Consents.  Receipt by the Borrowers of all required consents, each of which shall be in full force and effect, and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on Holdings and its subsidiaries or the Transactions.  The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.  All loans made by the Lenders to the Borrowers or any of their respective Affiliates shall be in full compliance with the Federal Reserve’s margin regulations.  All material consents and approvals necessary in connection with the Loan Documents and the transactions contemplated thereby (including without limitation the granting of the Liens on the Collateral) shall have been obtained.

(g)                                 Fees and Expenses.  All accrued reasonable fees and expenses of the Administrative Agent, the Arrangers and the Lenders (including the reasonable fees and expenses of counsel for the Administrative Agent and the Arrangers and local counsel for the Lenders) shall have been paid, to the extent invoiced.

(h)                                 Personal Property Requirements.  The Collateral Agent shall have received:

(i)                                     all certificates, agreements or instruments representing or evidencing the Securities Collateral (as such term is defined in the Security Agreement) accompanied by instruments of transfer and stock powers undated and endorsed in blank and, except as set forth in Schedule 6.16, certificates of title for Motor Vehicles required to be pledged under the Security Documents shall have been delivered to the Collateral Agent;

(ii)                                  all intercompany notes existing on the Closing Date executed by and among any Loan Parties, accompanied by instruments of transfer undated and endorsed in blank;

(iii)                               all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

(iv)                              UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents; and

(v)                                 certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches and bankruptcy searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens).

(i)                                     Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(j)                                     Repayment of Senior Subordinated Notes.  On the Closing Date, the Borrowers shall (i) deliver an irrevocable notice of redemption for all of the Borrowers’ outstanding Senior Subordinated Notes to the Trustee and (ii) discharge the Senior Subordinated Notes Indenture pursuant to Section 8.01 thereof. In connection with the discharge of the Senior Subordinated Notes Indenture, on the Closing Date, upon receipt by the Borrowers of the Net Cash Proceeds of the Credit Extensions, the Borrowers shall deposit an amount required under the Senior Subordinated Notes Indenture into an account maintained by the Trustee (the “Senior Subordinated Notes Account”) and the Borrowers shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Subordinated Notes on the redemption date in accordance with Section 8.01 of the Senior Subordinated Notes Indenture.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension in respect of a Borrowing or L/C Credit Extension is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or any officer’s certificate or compliance certificate furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension in respect of a Borrowing or L/C Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrowers jointly and severally represent and warrant to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Subsidiary thereof (a) except as set forth on Schedule 5.01(a), is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in the case of clause (b) or (c) as would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Security Agreement and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Holdings and its Subsidiaries as of the date thereof that are required to be disclosed therein, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)                                  The most recent consolidated forecasted balance sheet and statements of income and cash flows of the Holdings and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Holdings’ best estimate of its future financial performance it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings and its Subsidiaries after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to challenge or limit, directly or indirectly, the enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) except as set forth on Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There has been no material adverse change in the status, or the reasonably anticipated financial effect on Holdings and its Subsidiaries, of the actions, suits, proceedings, claims or disputes disclosed on Schedule 5.06.

5.07                        No Default.  Neither Holdings nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                        Properties.

(a)                                  Generally.  Holdings and each of its Subsidiaries has good title to, or valid leasehold interests in, all its property, except as would not reasonably be expected to have a Material Adverse Effect, and all of such property is free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of Holdings and its Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect and (ii) constitutes all the property which is required for the business and operations of the Holdings and its Subsidiaries as presently conducted.

(b)                                 Real Property.  As of the Closing Date, Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Holdings and its Subsidiaries as of the date hereof and describes the type of interest therein held by such Holdings and its Subsidiaries and whether such owned Real Property is leased by Holdings or one of its Subsidiaries to a third party, and if so leased, whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by Holdings or its Subsidiaries, as lessee, sublessee, franchisee or licensee, as of the date hereof where, in the case of this clause (ii) the fair market value of assets located at such property exceeds $100,000.

(c)                                  Collateral.  Each Loan Party owns or has rights to use (i) all of the Collateral and (ii) all rights with respect to any of the foregoing used in, necessary for or material to each such company’s business as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect.  The use by each of Holdings and its Subsidiaries of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any such company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.09                        Environmental Matters.

(a)                                  Except as set forth in Schedule 5.09 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i)                                     Holdings and its Subsidiaries and their businesses, operations and Real Property are in compliance with, and Holdings and its Subsidiaries have no liability under, Environmental Law;

(ii)                                  Holdings and its Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of Holdings and its Subsidiaries, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(iii)                               There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by Holdings and its Subsidiaries or their predecessors in interest that could reasonably be expected to result in liability by Holdings and its Subsidiaries under Environmental Law;

(iv)                              There is no Environmental Claim pending or, to the knowledge of Holdings and its Subsidiaries, threatened against Holdings and its Subsidiaries, or relating to the Real Property currently or formerly owned, leased or operated by Holdings and its

Subsidiaries or relating to the operations of Holdings and its Subsidiaries, and there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim; and

(v)                                 No person with an indemnity or contribution obligation to Holdings and its Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b)                                 Except as set forth in Schedule 5.09 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i)                                     None of Holdings or its Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no such company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii)                                  No Real Property or facility owned, operated or leased by Holdings and its Subsidiaries and, to the knowledge of the Holdings and its Subsidiaries, no Real Property or facility formerly owned, operated or leased by Holdings and its Subsidiaries or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii)                               No Lien has been recorded or, to the knowledge of Holdings and its Subsidiaries, threatened under any Environmental Law with respect to any Real Property or other assets of Holdings and its Subsidiaries;

(c)                                  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

(d)                                 Holdings and its Subsidiaries have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, Holdings and its Subsidiaries concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by Holdings and its Subsidiaries.

5.10                        Insurance.  Schedule 5.10 sets forth a true, complete and correct description of all material insurance policies maintained by each Holdings and its Subsidiaries as of the Closing Date.  All such insurance is in full force and effect, all premiums have been duly paid and none of Holdings or its Subsidiaries has received notice of violation or cancellation thereof, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance

Requirement, in each case to the extent same could not reasonably be expected to have a Material Adverse Effect.  Each of Holdings and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations and as otherwise required by Section 6.07.

5.11                        Taxes.  Holdings and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against Holdings or any Subsidiary that would, if made, have a Material Adverse Effect.  As of the Closing Date, except as set forth in Schedule 5.11, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12                        ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrowers and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)                                 Neither the Borrowers or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13                        Subsidiaries; Equity Interests.  As of the Closing Date, Holdings does not have any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except Permitted Liens.  As of the Closing Date, Holdings does not have any material equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.  All of the outstanding Equity Interests in Holdings has been validly issued and are fully paid and nonassessable no subsidiary of Holdings is party to any Contractual Obligation that, if entered into after the Closing Date, would be prohibited by Section 7.09.

5.14                        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  Neither Holdings nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock, or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB).  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Holdings only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Holdings or any of its Subsidiaries and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)                                 None of Holdings, any Person Controlling Holdings, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  No report, financial statement, certificate or other information, including the Confidential Information Memorandum and the Perfection Certificate, in each case concerning any Loan Party, furnished (whether in writing or orally) by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading;

provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections and forecasts are subject to uncertainties and contingencies and no assurance can be given that such projections or forecasts will be realized).

5.16                        Compliance with Laws.  Holdings and each of its Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Solvency.  On the Closing Date immediately following the consummation of the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries which for this purpose shall include rights of contribution in respect of obligations for which such Loan Party has provided a guarantee) exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) which for this purpose shall include rights of contribution in respect of obligations for which such Loan Party has provided a guarantee is greater than the amount that will be required to pay the probably liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (the valuation of contingent obligations being computed in light of all the facts and circumstances existing on the date hereof that can reasonably be expected to become an actual or matured liability); (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, subordinated, contingent or otherwise (the valuation of contingent obligations being computed in light of all facts and circumstances existing on the date hereof that can reasonably be expected to become an actual or material liability), as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

5.18                        Security Documents.

(a)                                  Security Agreement.  The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral (including, without limitation, Motor Vehicles) and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement

Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b)                                 Copyright Office Filing.  When the Security Agreement or the Copyright Security Agreement (as defined in the Security Agreement) is filed in the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Registered Copyrights and Registered Copyright Licenses (each as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens.

(c)                                  Mortgages.  Any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 6.13 and 6.14, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.13 and 6.14, such Mortgages shall be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid, enforceable and fully perfected first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Collateral Agent.

(d)                                 Valid Liens.  Each Security Document delivered pursuant to Sections 6.13 and 6.14 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

5.19                        Use of Proceeds.  The Borrowers will use the proceeds of (a) the Term Loans to effect the Transactions and pay related fees and expenses and (b) the Revolving Loans and Swing Line Loans on and after the Closing Date to provide ongoing working capital and for other general corporate purposes (including to effect Permitted Acquisitions).  All of the Net Cash Proceeds of the Credit Extensions up to the amount set forth in Section 4.01(j) shall be deposited on the Closing Date into the Senior Subordinated Notes Account pursuant to Section 4.01(j).

5.20                        Anti-Terrorism Law.

(a)                                  No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing

Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)                                 No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                                     a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.21                        Senior Debt.  All of the Obligations constitute “Designated Senior Debt” as defined in the Senior Subordinated Notes Indenture and in each contract or agreement evidencing or governing any other Subordinated Indebtedness, (to the extent each contract or agreement contains such a concept or similar concept) and the Obligations are permitted thereunder.

5.22                        Government Consents for Conduct of Business.

(a)                                  Each Borrower and each Subsidiary Guarantor has, and is in good standing with respect to, all approvals, permits, licenses, consents, authorizations, franchises, certificates, and inspections of all Governmental Authorities and that are otherwise necessary for such Loan Party to continue to conduct business and own, use, operate, and maintain its property and assets as heretofore conducted, owned, used, operated, and maintained which, if not obtained (whether directly or by lawful and effective assignment) or not maintained in good standing, would reasonably be expected to have a Material Adverse Effect.  Further, to the knowledge of Holdings and its Subsidiaries, no conditions exist or events have occurred that, with the giving of notice or lapse of time or both, could result in the amendment, modification, suspension, rescission, revocation, forfeiture, or non-renewal of any such approval, permit, license, consent, authorization, franchise, or certificate, except any such as could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Each of the Borrowers’ and  each of their Subsidiaries’ employees, officers, directors, and contractors providing professional medical services to patients is, and has at all times been, while serving in such capacity (i) duly licensed and certified (as and where required) by each regulatory body having jurisdiction over services rendered by such Person, and (ii) eligible (as and where required) to participate in Medicare, Medicaid, and other federal and state funded health care reimbursement programs, where such failure to be licensed, certified or eligible, as the case may be, could reasonably be expected to have a Material Adverse Effect either individually or in the aggregate.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations that constitute indemnification obligations that survive termination of this Agreement), or any Letter of Credit (which is not collateralized in accordance with Section 2.17) shall remain outstanding, Holdings and the Borrowers shall, and shall cause each of their respective Subsidiaries to:

6.01                        Financial Statements.  Deliver to the Administrative Agent (who shall furnish to each Lender):

(a)                                  as soon as available, but in any event within 105 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2010), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidating statements to be certified by a Responsible Officer of Holdings to the effect that such statements fairly present in all material respects the consolidated financial position of Holdings and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP; and unaudited consolidating financial data for the corresponding information and periods presented;

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ending March 31, 2010, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries, as of the dates and for the period specified in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and unaudited consolidating financial information for the corresponding information and periods presented; and

(c)                                  as soon as available, but in any event not later than 30 days after the end of each fiscal year of Holdings, forecasts prepared by management of Holdings, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Term Loan Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), Holdings and the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings and the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.  So long as EMSC has no material assets, liabilities, operations, revenues or expenses other than the partnership interests in Holdings, and the financial statements of EMSC are equivalent to the financial statements of Holdings, Holdings and the Borrowers shall be deemed to satisfy the requirements of Sections 6.01(a), (b) and (c) by delivering the financial statements and other information referred to in such Sections with respect to EMSC.

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent (who shall furnish to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending March 31, 2010), a duly completed Compliance Certificate signed by a Responsible Officer of each of the Borrowers (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)                                  promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Holdings by independent accountants in connection with the accounts or books of Holdings or any of its Subsidiaries, or any audit of any of them;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of Holdings acting in such capacity, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)                                  promptly after the furnishing thereof, copies of any statement or report furnished generally to the holders of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)                                    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)                                 promptly, notice of any change in Holdings’ or its Subsidiaries’ accounting policies that in Holdings’ good faith determination would be required to be disclosed in financial statements prepared in accordance with GAAP and of any other material change in accounting policies or financial reporting practices by Holdings or any of its Subsidiaries not disclosed in the financial statements delivered pursuant to Sections 6.01(a) and (b) ; and

(i)                                     promptly, such additional information regarding the business, financial or corporate affairs of Holdings or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet (including the SEC’s EDGAR site) or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrowers shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”).  The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be required to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03                        Notices.  Promptly notify the Administrative Agent (who shall promptly thereafter notify each Lender):

(a)                                  of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including the following to the extent they have resulted or could reasonably be expected to result in a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Contractual Obligation of either Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between either Borrower or any Subsidiary and any Governmental Authority, except to the extent prohibited by law; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting either Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; and

(c)                                  promptly, upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of either Borrower in an aggregate amount exceeding $2,500,000, a written notice specifying the nature thereof, what action such Borrower or ERISA Affiliate have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of each of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all their obligations and liabilities (other than Indebtedness), including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same either (i) are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by either Borrower or such Subsidiary or (ii) the failure to pay could not reasonably be expected to have a Material Adverse Effect.

6.05                        Preservation of Existence, Etc.  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.04 or Section 7.05 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.06                        Maintenance of Properties.  Do or cause to be done all things necessary to (a) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (b) maintain and operate such business in substantially the manner in which it is presently conducted and operated; (c) comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and (d) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in the case of clause (a), (b), (c) or (d) where the failure to do so could reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 6.06 shall prevent (i) sales of property, consolidations or mergers by or involving any Loan Party in accordance with Section 7.04 or Section 7.05; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

6.07                        Maintenance of Insurance.

(a)                                  Generally.  Keep its insurable property adequately insured at all times by financially sound and reputable insurers (including, without limitation, any Insurance Subsidiary); maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Loan Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) business interruption insurance, (iv) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law and (v) such other insurance against risks as the Administrative Agent may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent).

(b)                                 Additional Insurance.  In addition to, and without limiting the foregoing, Holdings and its Subsidiaries shall maintain or require the maintenance of medical malpractice and other professional insurance with a responsible insurance company (which may include any Insurance Subsidiary) for and covering each Loan Party and each Loan Party’s employees, officers, directors or contractors who provides professional medical services to patients.  Such insurance shall cover such casualties, risks and contingencies, shall be of the type and in amounts, and may be subject to deductibles as are customarily maintained by Persons employed or serving in the same or a similar capacity.

(c)                                  Flood Insurance.  With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

6.08                        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving the assets and business of either Borrower or such Subsidiary, as the case may be and in a form in which financial statements conforming with GAAP can be generated; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over either Borrower or such Subsidiary, as the case may be.

6.10                        Inspection Rights.  Permit representatives and independent contractors of the Agents and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants; provided that in the case of any meeting with such accountants, representatives of the Loan Parties may be present (in the case of representatives and independent contractors of the Agents, all at the expense of the Borrowers) and in each case at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing (in the case of the Administrative Agent, at the expense of the Borrowers) at any time during normal business hours and without advance notice.  The Administrative Agent and Lenders shall comply with all applicable privacy laws in connection with such inspections and examinations and the Lenders shall use commercially reasonable efforts to coordinate any visits or inspections made pursuant to this Section 6.10.

6.11                        Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to refinance Indebtedness of the Borrowers and their Subsidiaries outstanding under the Existing Credit Agreement, (ii) to finance the repurchase of all of the Borrowers’ outstanding Senior Subordinated Notes upon the exercise by the Borrowers of their option to call the Senior Subordinated Notes pursuant to and in accordance with the terms of the Senior Subordinated Notes Indenture (the “Call Option”), (iii) to pay fees and expenses incurred in connection with the Transactions and (iv) to provide ongoing working capital and for general corporate purposes of the Borrowers and the other Subsidiaries of Holdings not in contravention of any Law or of any Loan Document.  All of the Net Cash Proceeds of the Credit Extensions up to the amount set forth in Section 4.01(j) shall be deposited on the Closing Date into the Senior Subordinated Notes Account pursuant to Section 4.01(j).

6.12                        Compliance with Environmental Laws.

(a)                                  Comply, and cause all lessees and other persons occupying Real Property of any Loan Party to comply, with all Environmental Laws and Environmental Permits applicable to its operations and Real Property, and obtain and renew all Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that no Loan Party shall be required under this Section 6.12(a) to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)                                 If a Default caused by reason of a breach of Section 5.09 or Section 6.12(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

(c)                                  Each Loan Party that is an owner of Mortgaged Property shall not use, store, handle or install nor permit to be used, stored, handled or installed in the Mortgaged Property any Hazardous Materials, other than in compliance with applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.13                        Additional Collateral; Additional Guarantors.

(a)                                  Subject to this Section 6.13, with respect to any property (including without limitation Motor Vehicles) acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (other than property that is expressly not required to be pledged pursuant to clause (b) below), promptly (and in any event within 30 days after the acquisition thereof (or such longer period approved by the Administrative Agent in its sole discretion)) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  The Borrowers shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b)                                 With respect to any Person that is or becomes a Subsidiary after the Closing Date (other than any Foreign Subsidiary that is not a direct Subsidiary of a Loan Party), promptly (and in any event within 30 days after such person becomes a Subsidiary (or such longer period approved by the Administrative Agent in its sole discretion)) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary (provided, that with respect to any Foreign Subsidiary, in no event shall more than 65% of the voting Equity Interests of such Foreign Subsidiary be subject to the Lien or pledged under the Security Documents), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (other than a Foreign Subsidiary) (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions reasonably requested by the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c)                                  Promptly grant to the Collateral Agent, within 60 days of the acquisition thereof (or such longer period approved by the Administrative Agent in its sole discretion), a security interest in and Mortgage on each Real Property owned in fee by such Loan Party that is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $5,000,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.01).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Collateral Agent.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage). No Mortgage shall encumber improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

6.14                        Security Interests; Further Assurances.  Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens or as permitted by the applicable Loan Document, or use reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith.  Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may reasonably require.  If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

6.15                        Information Regarding Collateral.  Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 10 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Loan Party agrees to promptly provide the Collateral Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.  Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it.

6.16                        Post-Closing Collateral Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 6.16, in each case within the time limits specified on such schedule.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations that constitute indemnification obligations that survive termination of this Agreement), or any Letter of Credit (which is not collateralized in accordance with Section 2.03(g)) shall remain outstanding, Holdings and the Borrowers shall not, and shall not permit any Subsidiary to, directly or indirectly:

7.01                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of their property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any refinancings, renewals or extensions thereof, provided that (i) no additional property is covered thereby, (ii) the amount secured or benefited thereby is not increased (except, in connection with any refinancing, refunding, renewal or extension thereof, by an amount equal to accrued interest, a reasonable premium paid in connection with such renewal, replacement, extension or refinancing, as applicable, and fees and expenses reasonably incurred in connection therewith) and (iii) if such Lien secures Indebtedness, such Indebtedness is permitted by Section 7.03;

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, suppliers’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, appeal bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties and their Subsidiaries taken as a whole;

(h)           Liens securing judgments not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)            Liens securing Indebtedness permitted under Section 7.03(e); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(j)            Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with Loan Party or Subsidiary thereof to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(k)           any interest or title of a lessor under any lease entered into by either Borrower or any other Subsidiary of Holdings in the ordinary course of its business and covering only the assets so leased;

(l)            Liens solely on any cash earnest money deposits made by either Borrower or any other Subsidiary of Holdings in connection with any letter of intent or purchase agreement permitted hereunder;

(m)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n)           any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(o)           licenses of patents, trademarks and other intellectual property rights granted by any Borrower or any Subsidiary of Holdings in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Loan Parties and their Subsidiaries taken as a whole;

(p)           Liens in favor of any Borrower or any Subsidiary Guarantor;

(q)           rights of setoff imposed by law upon deposit of cash in favor of banks or other depository institutions incurred in the ordinary course of business in deposit accounts maintained with such bank and Cash Equivalents in such account;

(r)            Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(s)           Liens of sellers of goods to any Borrower or any other Subsidiary of Holdings arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold;

(t)            Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(u)           Retained Rights;

(v)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted hereunder;

(w)          Liens on assets of any Insurance Subsidiary incurred by any Insurance Subsidiary in favor of a fronting professional liability insurance carrier to secure such Insurance Subsidiary’s obligations to pay professional liability insurance claims and expenses;

(x)            Liens deemed to exist in connection with Investments permitted under Section 7.02(m);

(y)           Liens on assets of any Insurance Subsidiary securing Indebtedness permitted under Section 7.03(k);

(z)            Liens (i) granted to the Trustee under the Senior Subordinated Notes Indenture securing compensation, reimbursement and indemnity obligations of the Borrowers to such Trustee pursuant to Section 7.07 of the Senior Subordinated Notes Indenture or (ii) securing the principal amount of funds deposited in the Senior Subordinated Notes Account to repay or redeem the Senior Subordinated Notes;

(aa)         Liens securing letters of credit not issued under this Agreement so long as the aggregate stated amount of such letters of credit does not exceed $50,000,000 at any one time outstanding; and

(bb)         Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $25,000,000 at any one time outstanding.

7.02        Investments.  Make any Investments, except:

(a)           Investments held by either Borrower or any other Subsidiary of Holdings in the form of Cash Equivalents;

(b)           loans and advances to officers, directors and employees of Holdings or any of its Subsidiaries in an aggregate amount not to exceed $2,000,000 per fiscal year, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments of Holdings or either Borrower in any Subsidiary Guarantor and Investments of Holdings or any Subsidiary Guarantor in either Borrower or in another Subsidiary Guarantor;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof;

(e)           Guarantees permitted by Section 7.03;

(f)            loans and advances to employees, officers and directors of Holdings or any of its Subsidiaries to the extent the proceeds thereof are used to acquire Equity Interests of Holdings so long as any cash proceeds received by Holdings are contemporaneously remitted to either Borrower as a capital contribution;

(g)           Investments with net cash proceeds from Asset Sales and Extraordinary Receipts, to the extent permitted under Section 2.05(c) or (e), respectively;

(h)           Investments existing on the date hereof and listed on Schedule 7.02;

(i)            Investments in Swap Contracts permitted under this Agreement;

(j)            Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(k)           advances of salary to independent contractor physicians in the ordinary course of business;

(l)            loans and advances to Related Professional Corporations made pursuant to management, practice support and similar agreements entered into in the ordinary course of business;

(m)          deposits of cash collateral by any Insurance Subsidiary to secure obligations under insurance programs;

(n)           Investments by Subsidiaries which are not Guarantors in Loan Parties;

(o)           other Investments not exceeding in the aggregate, at any one time outstanding, the greater of (i) $75,000,000 and (ii) an amount, when taken together with the aggregate amount of Restricted Payments under Section 7.06(k), equal to the cumulative amount of Excess Cash Flow from and after January 1, 2010 not required to be applied to prepay the Loans under Sections 2.05(f) and (h) (measured on the date each such Investment was made and without giving effect to subsequent changes in value and any Investment permitted to be made at the time made shall be permitted thereafter notwithstanding any decrease in cumulative amount of Excess Cash Flow); and

(p)           Permitted Acquisitions.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness constituting Obligations;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued interest, a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;

(c)           Guarantees of the Borrowers or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrowers or any other Guarantor;

(d)           obligations (contingent or otherwise) of either Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e)           Indebtedness in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

(f)            Indebtedness consisting of guarantees, earn-outs or obligations in respect of purchase price adjustments in connection with the disposition of assets or acquisition of assets permitted hereunder, including, without limitation, Equity Interests; provided that the maximum aggregate liability in respect of all such obligations outstanding under this clause (f) shall at no time exceed an amount equal to 15% of the gross proceeds actually received by either Borrower and or any other Subsidiary of Holdings in connection with such disposition;

(g)           Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, bids, performance, completion, appeal and surety bonds or guarantees, and similar types of obligations, in each case in the ordinary course of business;

(h)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(i)            Indebtedness permitted under Section 7.02(c);

(j)            Indebtedness incurred by either Borrower or any Subsidiary of Holdings to finance the payment of insurance premiums;

(k)           Indebtedness of any Insurance Subsidiary consisting of obligations under letters of credit incurred by any Insurance Subsidiary in the ordinary course of business; and

(l)            Indebtedness solely of Foreign Subsidiaries that is (i) Non-Recourse Indebtedness or (ii) owing to Loan Parties permitted by Section 7.02;

(m)          unsecured Indebtedness of Loan Parties; provided that (i) no Event of Default or Default exists or would exist after giving effect thereto, (ii) the Borrowers shall be in compliance with Section 7.11 on a Pro Forma Basis after giving effect thereto, (iii) such unsecured Indebtedness shall have a Weighted Average Life to Maturity at least 180 days greater than the Weighted Average Life to Maturity of the Term Loans, (iv) the Total Net Leverage Ratio as of the last day of the Test Period does not exceed 3.25:1.00 on a Pro Forma Basis and (v) such unsecured Indebtedness shall have terms no more restrictive than this Agreement;

(n)           Additional Term Loans and Additional Revolving Loan Commitments as long as the conditions listed in subclauses (i) through (ix) in Section 2.14(a) are satisfied;

(o)           Indebtedness in respect of letters of credit not issued under this Agreement so long as the aggregate stated amount of such letters of credit does not exceed $50,000,000 at any one time outstanding;

(p)           Indebtedness under the Senior Subordinated Notes Indenture in an amount up to $250,000,000 pending redemption pursuant to Section 4.01(j); and

(q)           Indebtedness of any Person that becomes a Subsidiary pursuant to an acquisition permitted by Section 7.02 (not created in anticipation or contemplation thereof); provided that (i) no Event of Default or Default exists or would exist after giving effect thereto, (ii) the Borrowers shall be in compliance with Section 7.11 on a Pro Forma Basis after giving effect thereto, (iii) the Total Net Leverage Ratio as of the last day of the Test Period does not exceed 3.25:1.00 on a Pro Forma Basis and (iv) such unsecured Indebtedness shall have terms no more restrictive than this Agreement.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge into or consolidate with (i) either Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of Holdings, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(b)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to either Borrower or to another Subsidiary of Holdings; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor; and

(c)           any Subsidiary may liquidate, dissolve or wind up its affairs, provided that the assets thereof are distributed to stockholders on a pro rata basis.

7.05        Asset Sales.  Make any Asset Sales, except:

(a)           Asset Sales of damaged, obsolete, worn out or surplus property whether now owned or hereafter acquired;

(b)           Asset Sales of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sales are reasonably promptly applied to the purchase price of such replacement property;

(c)           Asset Sales of property by any Subsidiary to either Borrower or to another Subsidiary of Holdings; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be either Borrower or a Guarantor;

(d)           Asset Sales permitted by Section 7.04,

(e)           non-exclusive licenses and sublicenses of Intellectual Property Collateral (as defined in the Security Agreement) in the ordinary course of business;

(f)            licenses, leases and subleases of real or personal property in the ordinary course of business;

(g)           any disposition of real property to a Governmental Authority that results in Extraordinary Receipts applied in accordance with Section 2.05(e);

(h)           the abandonment, cancellation or other disposition of intellectual property that is not material or is no longer used or useful in any material respect in the business of the Holdings and its Subsidiaries;

(i)            sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(j)            Investments in compliance with Section 7.02; and

(k)           Asset Sales by either Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Asset Sales, no Default shall exist or would result from such Asset Sales, (ii) the aggregate consideration received from sales of all property Disposed of in reliance on this clause (k) in any fiscal year shall not exceed $10,000,000; (iii) the purchase price paid for such asset shall be paid to Holdings or such Subsidiary at least 75% in cash or Cash Equivalents and (iv) the Net Cash Proceeds thereof shall be applied if and to the extent required by Section 2.05(c);

provided that any Asset Sales pursuant to clause (f) and (k) shall be for at least fair market value.

To the extent the Required Lenders waive the provisions of this Section 7.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.05, such Collateral (unless sold to Holdings, the Borrowers or a Guarantor) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions reasonably requested by the Borrowers in order to effect the foregoing.

7.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests of a Subsidiary of Holdings, except that:

(a)           (i) each Subsidiary may make Restricted Payments to either Borrower or any other Loan Party and (ii) any Subsidiary of a Borrower that is not a Guarantor may make Restricted Payments to any other Subsidiary of either Borrower that is not a Guarantor;

(b)           either Borrower and each Subsidiary of Holdings may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           either Borrower and each Subsidiary of Holdings may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests or new shares of the same class of Equity Interests;

(d)           (A) to the extent actually used by Holdings or EMSC to pay such taxes, costs and expenses, payments by the Borrowers to or on behalf of Holdings or EMSC in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings or EMSC and (B) payments by the Borrowers to or on behalf of Holdings or EMSC in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings or EMSC;

(e)           Permitted Tax Distributions by the Borrowers to Holdings and EMSC, so long as Holdings and EMSC use such distributions to pay their respective taxes;

(f)            any Subsidiary of Holdings may make Restricted Payments to the holders of its Equity Interests, provided that such Restricted Payment is made pro rata to all holders of Equity Interests of such Subsidiary, taking into account the relative preferences, if any, on the various classes of Equity Interests of such Subsidiary;

(g)           so long as no Default shall have occurred and be continuing, (x) any Subsidiary of Holdings may pay dividends to Holdings to permit Holdings to purchase, redeem or otherwise acquire or retire for value Holdings’ Equity Interests from present or former officers, directors or employees of Holdings or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of the foregoing) upon the death, disability or termination of employment of such officer, director or employee, and (y) Holdings may pay dividends to EMSC to permit EMSC to purchase, redeem or otherwise acquire or retire for value EMSC’s Equity Interests from present or former officers, directors or employees of EMSC (or permitted transferees, assigns, estates or heirs of the foregoing) upon the death, disability or termination of employment of such officer, director or employee; provided that, the aggregate amount of payments under both subclauses (x) and (y) of this clause after the date hereof (net of (i) repayment of loans made by Holdings or such Subsidiary pursuant to Section 7.02(f) and repaid in connection with such purchase, redemption or other acquisition for value of such Equity Interests and (ii) any proceeds received by Holdings and contributed to either Borrower after the date hereof in connection with resales of any Equity Interests so purchased) shall not exceed $2,500,000 in any fiscal year, with unused amounts in any fiscal year being carried over for one additional fiscal year;

(h)           so long as no Default shall have occurred and be continuing, (x) any Subsidiary of Holdings may pay dividends to Holdings to permit Holdings to purchase, redeem or otherwise acquire or retire for value Holdings’ Equity Interests from present or former officers, directors or employees of Holdings or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of the foregoing), and (y) Holdings may pay dividends to EMSC to permit EMSC to purchase, redeem or otherwise acquire or retire for value EMSC’s Equity Interests from present or former officers, directors or employees of EMSC (or permitted transferees, assigns, estates or heirs of the foregoing); provided that, the aggregate amount of payments under both subclauses (x) and (y) of this clause (net of (i) repayment of loans made by Holdings or such Subsidiary pursuant to Section 7.02(f) and repaid in connection with such purchase, redemption or other acquisition for value of such Equity Interests and (ii) any proceeds received by Holdings and contributed to either Borrower after the date hereof in connection with resales of any Equity Interests so purchased) shall not exceed $1,000,000 per fiscal year;

(i)            cashless exercises of options and warrants;

(j)            issuances by any Subsidiary of Holdings of its Equity Interests to qualify directors (or their equivalent) as required by applicable law;

(k)           so long as no Default shall have occurred and be continuing, the Borrowers and each Subsidiary of Holdings may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by the Borrowers or any Subsidiary of Holdings, in an amount that, when taken together with the aggregate amount of Investments under Section 7.02(o)(ii), shall not exceed an amount equal to the cumulative amount of Excess Cash Flow from and after January 1, 2010 not required to be applied to prepay the Loans under Sections 2.05(f) and (h) (measured on the date each such Investment was made and without giving effect to subsequent changes in value and any Investment permitted to be made at the time made shall be permitted thereafter notwithstanding any decrease in the cumulative amount of Excess Cash Flow); and

(l)            issuances of Equity Interests of (i) Holdings (so long as same does not result in a Change of Control), (ii) any Subsidiary of either Borrower to a Borrower or any other Loan Party (provided that in the case of an issuance of Equity Interests of a Subsidiary that is not a wholly owned Subsidiary of a Borrower, Equity Interests of such Subsidiary may be also issued to other owners thereof to the extent such issuance is not dilutive to the ownership of the Loan Parties) and (iii) either Borrower to Holdings.

7.07        Change in Nature of Business.  With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its direct ownership of the Equity Interests of the Borrowers or any Subsidiary Guarantor, (ii) obligations under the Loan Documents, and the Senior Subordinated Notes Indenture and related documents pending the redemption pursuant to Section 4.01(j), (iii) guarantees of obligations not prohibited under this Agreement and (iv) activities and properties incidental to the foregoing clauses (i), (ii) and (iii).

With respect to the Borrowers, Subsidiary Guarantors and their respective Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which the Borrowers, Subsidiary Guarantors and their respective Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the board of directors, which are reasonably related, ancillary or complementary thereto or are reasonable extensions thereof).

7.08        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of such Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between the Borrowers, between or among either Borrower and any Subsidiary Guarantor or between and among any Subsidiary Guarantors, (b) so long as no Event of Default under Section 8.01(a) or (f) exists, to the payment of regular management fees to Sponsor in the amounts and at the times specified in the Management Agreement, as in effect on the Closing Date or as thereafter amended, supplemented, replaced or otherwise modified in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date; provided that payments under this clause (b) shall in any event not exceed $2,000,000 per fiscal year, (c) reasonable and customary fees and reimbursements paid to directors of Holdings or any of its Subsidiaries, (d) compensation arrangements for officers, consultants and employees of Holdings or any of its Subsidiaries entered into in the ordinary course of business, (e) transactions permitted by Sections 7.02(b), 7.02(c), 7.02(d), 7.02(f) and 7.06, (f) the transactions set forth on Schedule 7.02 (and renewals and replacements thereof on terms, in each case taken as a whole, not materially more disadvantageous to the applicable Loan Party or Subsidiary, as the case may be), (h) payments to Sponsors of reasonable expenses incurred in connection with services provided by such Persons to any of the Loan Parties or their Subsidiaries, (i) the issuance or sale of Equity Interests of Holdings (and the exercise of any warrants, options or other rights to acquire Equity Interests of Holdings), to the extent not prohibited in this Agreement, (j) management, practice support and similar agreements with Related Professional Corporations entered into in the ordinary course of business and transactions pursuant thereto and (k) transactions and any series of transactions with an Insurance Subsidiary in the ordinary course of business; provided that notwithstanding this clause (k), the foregoing restriction shall apply with respect to the Loan Party to such transaction other than the Insurance Subsidiary.

7.09        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement, any other Loan Document or the Senior Subordinated Notes Indenture pending redemption pursuant to Section 4.01(j)) that (A) limits the ability (i) of any Subsidiary of Holdings to make Restricted Payments to either Borrower or any Subsidiary Guarantor or to otherwise transfer property to either Borrower or any Subsidiary Guarantor except for such encumbrances or restrictions existing under or by reason of (a) any restrictions with respect to a Subsidiary of Holdings imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; (b) agreements governing Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such  restrictions than those contained in such agreements on the date hereof; (c) customary non-assignment provisions in contracts entered into in the ordinary course of business; (d) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property; (e) Liens permitted by Section 7.01 that limit the right of the Borrower or any Subsidiary of Holdings to dispose of the assets subject to such Liens; (f) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, asset sale agreements, agreements in respect of sales of Equity Interests and other similar agreements entered into in connection with transactions not prohibited under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements; and (g) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Borrower or any Subsidiaries of Holdings as in effect at the date of such acquisition, which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired, (ii) of any Guarantor to Guarantee the Indebtedness of either Borrower or (iii) of either Borrower or any Subsidiary of Holdings to create, incur, assume or suffer to exist Liens on property of such Person, other than (a) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (b) in connection with any other Lien permitted under Section 7.01 or any document or instrument governing any such Lien, provided that such prohibition or limitation shall only be effective against the assets subject to such Lien; (c) pursuant to customary restrictions and conditions contained in any agreement related to the disposition of any property permitted under Section 7.05, pending the consummation of such disposition, provided that such prohibition or limitation shall only be effective against the assets to be disposed of; (d) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business, provided that such prohibition or limitation shall only be effective against the property which is the subject of such lease, license or other contract; and (e) any negative pledge with respect to motor vehicles contained in a contract or agreement with a Governmental Authority entered into in the ordinary course of business; or (B) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11        Financial Covenants.

(a)           Total Net Leverage Ratio.  Permit the Total Net Leverage Ratio as at the last day of any Test Period to exceed 3.50 to 1.00.

(b)           Senior Secured Leverage Ratio.  Permit the Senior Secured Leverage Ratio as at the last day of any Test Period to exceed 2.75 to 1.00.

(c)           Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Test Period to be less than 1.50 to 1.00.

7.12        Acquisitions.  Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any Person, except that the following shall be permitted:

(a)           Capital Expenditures;

(b)           purchases and other acquisitions of property in the ordinary course of business;

(c)           Investments in compliance with Section 7.02;

(d)           leases of real or personal property in the ordinary course of business;

(e)           the Transactions as contemplated by the Loan Documents;

(f)            Permitted Acquisitions; and

(g)           mergers and consolidations in compliance with Section 7.04;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 6.13 or Section 6.14, as applicable.

7.13        Prepayments of Other Indebtedness; Modifications of Organization Documents and Other Documents, etc.  Directly or indirectly:

(a)           make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption of or in respect of the Senior Subordinated Notes other than the repayment of the Senior Subordinated Notes in accordance with the exercise of the Call Option;

(b)           amend or modify, or permit the amendment or modification of, any provision of the Senior Subordinated Notes, in each case in any manner that is adverse in any material respect to the interests of the Lenders;

(c)           terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organization Documents (including by the filing or modification of any certificate of designation); or

(d)           cause or permit any other obligation to be contractually subordinated to any other Indebtedness of a Loan Party that is not Subordinated Indebtedness subordinated to the Obligations at least to the same extent.

7.14        Accounting Changes.  Make any change in its fiscal year, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

7.15        Anti-Terrorism Law; Anti-Money Laundering.

(a)           Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 5.20, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 7.15).

(b)           Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

7.16        Embargoed Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

7.17        Accounts.  Maintain any Deposit Accounts or Securities Accounts (as such terms are defined in the Security Agreement) other than (i) Deposit Accounts or Securities Accounts subject to the Collateral Agent’s Control or (ii) any Excluded Account.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Either Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or

(ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  (1) Holdings or the Borrowers fail to perform or observe any term, covenant or agreement contained in Section 6.02 or 6.03(a) or Article VII; (2) Holdings or the Borrowers shall fail to perform or observe any term, covenant or agreement contained in Section 6.01 and, with respect to this clause (2), such failure continues for seven days; or (3) Holdings or the Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.03(b) and (c), 6.05, 6.10, 6.11, 6.13 (other than with respect to any Immaterial Subsidiary) or 6.14, or any Guarantor fails to perform or observe any term, covenant or agreement contained in any Guaranty, and, with respect to this clause (3) such failure continues for 15 days; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings or the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due and payable beyond any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than the Obligations) having an aggregate principal amount (and including amounts owing to all creditors under any combined syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due; or

(f)            Insolvency Proceedings, Etc.  Holdings, either Borrower or any of its Significant Subsidiaries, or one or more Subsidiaries that in the aggregate would constitute a Significant Subsidiary, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Holdings, either Borrower or any Significant Subsidiary, or one or more Subsidiaries that in the aggregate would constitute a Significant Subsidiary, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary a final judgment or order by a court or Governmental Authority for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (a) insurance as to which the insurer does not dispute coverage or (b) valid third party indemnification as to which the indemnitor has not denied in writing coverage) and, (A) enforcement is legally commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which individually has resulted or could reasonably be expected to result in liability of either Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or (ii) ERISA Events occur with respect to one or more Pension Plans or Multiemployer Plans which in the aggregate has resulted or could reasonably be expected to result in liability of either or both Borrowers under Title IV of ERISA to one or more Pension Plans or Multiemployer Plans and/or the PBGC in an aggregate amount having a Material Adverse Effect; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Collateral.  Any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by any Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby; or

(m)          Matters Relating to Governmental Authority.  Any Governmental Authority shall terminate, revoke, suspend or fail to renew any license, consent, authorization, permit or certificate that would reasonably be expected to have a Material Adverse Effect.

8.02        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to either Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations (or provide a supporting letter of credit pursuant to Section 2.16) as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of  Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

(a)           First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)           Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c)           Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause (c) payable to them;

(d)           Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (ii) to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.04 and 2.16 and after giving effect to Section 2.17(a)(ii), (iii) to payment of amounts due under any Secured Cash Management Agreement between any Loan Party and any Cash Management Bank and (iv) to payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Loan Party and any Hedge Bank, to the extent such Swap Contract is permitted hereunder, ratably among the Lenders, the L/C Issuer, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause (d) held by them; and

(e)           Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent obligations that constitute indemnification obligations that survive termination of this Agreement), to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (d) above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01        Appointment and Authority.

(a)           Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  No Agent and shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agents:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the such Agent by the Borrowers, a Lender or the L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

9.04        Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

9.06        Resignation of Agent.  Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the written consent of the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and the Borrowers and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Agent.

9.07        Non-Reliance on Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or the L/C Issuer hereunder.

9.09        Agent May File Proofs of Claim.  In case of the pendency of any proceeding under Debtor Relief Laws or other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10        Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize each of the Administrative Agent and Collateral Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations)

and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or otherwise to the satisfaction of the L/C Issuer), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)           to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11        Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such Lender.  Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11.  The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.  For purposes of this Section 9.11, a “Lender” shall include an L/C Issuer.

ARTICLE X

MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.02 after the Credit Extension of the Term Loans without the written consent of each Revolving Loan Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)           release Holdings from the Parent Guaranty without the written consent of each Lender, except as expressly provided in the Loan Documents; or

(i)            release all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranties without the written consent of each Lender, except as expressly provided in the Loan Documents;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of Administrative Agent, the Borrowers and the Lenders providing the relevant Additional Term Loans pursuant to Section 2.14 (i) to add one or more Additional Term Loans pursuant to Section 2.14 and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Term Loan Lenders, the Lenders providing such Additional Term Loans to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or Class of Lenders hereunder.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons, so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

10.02      Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)      if to the Borrowers, the Administrative Agent, the Collateral Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)     if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire  (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications  delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE

ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of Holdings, the Borrowers, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Administrative Agent or, in the case of such change by the Administrative Agent, by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, the Collateral Agent, L/C Issuer and Lenders.  The Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and Collateral Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and Collateral Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable fees and charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the reasonable fees, charges and out-of-pocket disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and charges and out-of-pocket disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Material on, at, under or from any property owned or operated by the Borrowers or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrowers or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by either Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such intended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent and the Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent and the Collateral Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that, except in the case of an assignment to a Lender, an Affiliate of the assigning Lender or an Approved Fund or the Borrowers in connection with acquisitions or repurchases of Term Loans or Additional Term Loans by the Borrowers pursuant to Purchase Offers under Section 2.18:

(i)          Minimum Amounts. (A)  with respect to any assignment of any Revolving Loan Commitment and/or Revolving Loans, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Loan Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Loan Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent in writing (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met

(B)        with respect to any assignment of any Term Loan Commitment and/or Term Loans, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loan Commitment or, if the Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent in writing (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights in respect of Swing Line Loans or (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among its Revolving Loan Commitment and Revolving Loans, on  the one hand, and its Term Loan Commitment and Term Loans, on the other hand, on a non-pro rata basis;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrowers (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Term Loans or the Revolving Loans, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)           the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of Revolving Loan Commitments or Revolving Loans; and

(D)          the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Loans.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with the Assignment Fee as calculated below, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (unless the assignee shall already be a Lender hereunder or the Borrowers in connection with acquisitions or repurchases of Loans by the Borrowers pursuant to Purchase Offers under Section 2.18); and a processing and recordation fee (an “Assignment Fee”) will be payable to the Administrative Agent in the amount of $3,500 for each assignment; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)     No Assignment to Certain Persons.  Except as expressly provided in Section 2.18, no such assignment shall be made (A) to any of the Borrowers or any of their Affiliates, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit (which shall proportionally reduce the applicable Fronting Exposure) and Swing Line Loans in accordance with its Pro Rata Share.  Any purported assignment by a Defaulting Lender made without compliance with the provisions of this paragraph shall be null and void; provided that in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver the applicable Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by each of the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08(a) as though it were a Lender, provided that (i) such Participant shall be subject to Section 10.08(b) as though it were a Lender and (ii) such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; provided that, in each case, no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import herein or in any Assignment and Assumption or in any amendment or other modification hereof (including waiver and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof; provided, however, that (i) in the case of any Loan Party, the Granting Lender is in compliance with its obligations to Loan Parties hereunder and (ii) each Granting Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) subject to Section 10.07, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Resignation as L/C Issuer or Swing Line Lender After Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Loan Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Revolving Loan Lenders (and with the consent of the applicable Revolving Loan Lender) a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Loan Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Loan Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(j)            Loan Repurchases. Notwithstanding anything to the contrary contained herein, other than acquisitions or repurchases of Term Loans or Additional Term Loans by the Borrowers pursuant to Purchase Offers under Section 2.18, neither the Borrowers nor any Affiliate of the Borrowers may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Term Loans or Additional Term Loans hereunder (and any such attempted acquisition shall be null and void).

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), including in connection with any pledge or assignment made pursuant to Section 10.06(f), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, unless specifically prohibited by applicable law or court order, such Agent, the L/C Issuer or such Lender, as applicable, shall make reasonable efforts to notify the Borrowers of any request thereof, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, provided such assignee, Participant or prospective assignee or Participant agrees to be bound by the provisions of this Section or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations that agrees to be bound by the provisions of this Section or (g) with the consent of the Borrowers.

“Information” means information concerning Holdings or any of its direct or indirect shareholders, or any of their respective employees, directors, or Subsidiaries, or Affiliates received by any Agent, the L/C Issuer or any Lender on a confidential basis from the Borrowers or any other person under or pursuant to this Agreement or any other Loan Document, including without limitation financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of any Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the L/C Issuer or any Lender on a nonconfidential basis from a source other than the Borrowers or any of their direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates or any of their respective agents or representatives.

10.08      Right of Setoff.

(a)           If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this

Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           No Lender, or L/C Issuer, or any of their respective Affiliates will exercise or claim any right of setoff or banker’s lien which would violate Section 30.2.5 of the Medicare Claims Processing Manual, and each Lender, L/C Issuer and their Affiliates hereby waives any and all such rights and liens they may have to setoff that would otherwise violate such provision, provided that, without limitation of the foregoing, any Lender shall be entitled to debit any lockbox account(s) maintained by such Lender for all usual and customary service charges, transfer fees and account maintenance fees, only, of such Lender in connection with such lockbox account(s) and such Lender shall, if any third party checks or other receipts deposited in the lockbox(es) are dishonored, have the right to charge any such returned or dishonored items against such lockbox account(s) or to demand reimbursement therefore from Borrowers.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by the law of the State of New York (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by the law of the State of New York, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO) AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND NOTHWITHSTANDING THE FOREGOING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, COLLATERAL AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IN CONNECTION WITH THE EXERCISE OF RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)           WAIVER OF VENUE.  THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and Holdings acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Borrower, Holdings and their respective and Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrowers and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers has any obligation to the Borrowers, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative

Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers and Holdings hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information reasonably necessary in order for the Administrative Agent or such Lender to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18      Right of Contribution.  If any Loan Party shall make an Excess Payment (as defined below), such Loan Party shall have a right of contribution from the other Loan Parties in an amount equal to the other Loan Parties’ Contribution Share (as defined below) of such Excess Payment; provided, that such Loan Party shall not exercise any right or remedy under this Section 10.18 against the other Loan Parties until the Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been made) and all Commitments have been terminated; provided, further that any rights to contribution under this Section 10.18 shall in all respects be subordinate and junior in right of payment to the prior payment in full of the Obligations.  For purposes of this Section 10.18, (a) “Excess Payment” shall mean the amount paid by any Loan Party in excess of its Pro Rata Share of any Obligations; (b) “Pro Rata Share” shall mean, for any Loan Party in respect of any payment of Obligations by such Loan Party, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Loan Party hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of all the Loan Parties hereunder) of all the Loan Parties; and (c) “Contribution Share” shall mean, for any Loan Party in respect of any Excess Payment made by the any other Loan Party, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Loan Party (including contingent, subordinated, unmature and unliquidated liabilities, but excluding the obligations of such Loan Party hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of all the Loan Parties hereunder) of all the Loan Parties other than the maker of such Excess Payment.

amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of all the Loan Parties hereunder) of all the Loan Parties other than the maker of such Excess Payment.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMR HOLDCO, INC.

By:	Name:
Title:

EMCARE HOLDCO, INC.

By:	Name:
Title:

EMERGENCY MEDICAL SERVICES L.P.

By:	Name:
Title:

BANK OF AMERICA, N.A., as
Administrative Agent

By:	Name:
Title:

BANK OF AMERICA, N.A., as a Lender,
L/C Issuer and Swing Line Lender

By:	Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender

By:	Name:
Title:

BARCLAYS BANK PLC, as a Lender

By:	Name:
Title:

S-1

, as a Lender

By:	Name:
Title:

S-2

[Remaining signature pages intentionally omitted.]

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